Exhibit 99.2

WAREHOUSES DE PAUW NV

Public regulated real estate company taking the form of a public limited liability company
Blakebergen 15, 1861 Meise (Belgium)

Enterprise number: 0417.199.869
RPR/RPM Brussels, Dutch-speaking division

ARGAN S.A.

Public limited liability company

21 rue Beffroy, 92200 Neuilly-sur-Seine (France)

393 430 608 RCS Nanterre

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COMMON DRAFT TERMS OF A CROSS-BORDER MERGER BY ACQUISITION

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DISCLAIMER

Subject to certain exceptions, this document and the information contained herein is not for general release, publication, distribution or disclosure otherwise, whether directly or indirectly, in whole or in part, in or into any state or jurisdiction where to do so would constitute a violation of the laws of that jurisdiction or would require additional documents to be completed or registered, or require any measure to be undertaken in addition to the requirements under Belgian and French law.

IMPORTANT NOTICE TO U.S. HOLDERS

You must read the following disclaimer before continuing. The following disclaimer applies to this document and you are therefore advised to read the following disclaimer carefully before accessing, reading or making any other use of this document. In, and as a result of, accessing this document you agree, and you are deemed to agree, to be bound by the following terms and conditions.

The shares to be issued in connection with the envisaged transaction may not be offered or sold in the United States except pursuant to an effective registration statement under the Securities Act or pursuant to a valid exemption from registration. WDP expects to offer its shares in connection with the envisaged transaction in reliance on the exemption from registration provided by Rule 802 under the Securities Act (“Rule 802”). If Rule 802 is unavailable, it will instead offer those shares (i) in the United States, pursuant to a registration statement under the Securities Act, and (ii) outside the United States, in reliance on the exemption from registration provided by Regulation S under the Securities Act (“Regulation S”).This document is not intended for release, publication, or distribution, in whole or in part, in or into, directly or indirectly, any jurisdiction in which such release, publication, or distribution could constitute a breach of the applicable laws of such jurisdiction. WDP and Argan explicitly decline any liability for breach of these restrictions by any person.

The merger will involve the exchange of securities of a public limited liability company incorporated in Belgium and a public limited liability company incorporated in France. The offer of shares in the merger is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included or referred to in this document, if any, have been prepared in

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accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since WDP is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

You should be aware that WDP may purchase securities otherwise than in the context of the Merger, such as in open market or privately negotiated purchases.

In connection with the merger, WDP may file with the US Securities and Exchange Commission (the “SEC”) a registration statement on Form F-4, which includes relevant materials relating to the merger. This communication may be deemed to constitute a communication made in reliance on Rule 425 under the Securities Act. If so, this communication is not a substitute for any such registration statement or prospectus that WDP may file with the SEC.

Investors and security holders of Argan are urged to read any registration statement, the prospectus included therein, and any other relevant documents that WDP may file with the SEC, as well as any amendments or supplements to such documents, when they become available, because they will contain important information about WDP, Argan and the proposed envisaged merger.

Any such registration statement and other documents filed by WDP with the SEC will be available free of charge on the SEC's website at www.sec.gov.

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1	INTRODUCTION

These common draft terms relate to a cross-border merger by acquisition between Warehouses De Pauw NV (as the “Acquiring Company” or “WDP”) and Argan S.A. (as the “Company Being Acquired” or “Argan”) in accordance with (i) the provisions of Directive (EU) No 2019/2121 of 27 November 2019 amending Directive No 2017/1132/EU of the European Parliament and of the Council of 14 June 2017 relating to certain aspects of company law, (ii) article 12:111 et seq. of the Belgian Code of companies and associations (the “BCCA”) and (iii) articles L. 236-1 et seq. and R. 236-1 et seq. of the French Commercial Code and in particular articles L. 236-31 to L. 236-45 and R. 236-20 to R. 236-34 of the French Commercial Code relating to cross-border mergers.

WDP and Argan entered into an agreement titled “Convention de fusion” (the “Merger Agreement”) on 23 July 2026 with a view to proposing to their respective general meetings of shareholders the implementation of a cross-border merger, as a result of which, subject to fulfilment of the Conditions Precedent (as defined below), all assets and liabilities of the Company Being Acquired, as well as its rights and obligations, will be transferred to the Acquiring Company, as a result of a winding up of the Company Being Acquired without liquidation (the “Merger”). Upon entry into force of the Merger (the “Completion”), the shareholders of the Company Being Acquired (if and to the extent they have not disposed of their shares of the Company Being Acquired in accordance with the Withdrawal Right (as defined below)) will become shareholders of the Acquiring Company and the Company Being Acquired will cease to exist.

These common draft terms of merger, which set out the terms and conditions of the Merger between the Acquiring Company and the Company Being Acquired, (i) have been approved by (a) the board of directors of the Acquiring Company on 22 July 2026 and (b) the supervisory board and management board of the Company Being Acquired on, respectively, 20 July 2026 and 22 July 2026 and (ii) will be submitted for approval to the extraordinary general meetings of the Merging Companies (as defined below) (the “EGMs”), which are currently expected to take place in the second half of November 2026. For the sake of completeness it is specified that, subject to (i) the Conditions Precedent (other than the Hive-Down CP) and (ii) if and to the extent legally required, the approval of the Hive-Down (as defined below) by the extraordinary general meeting of Argan, Argan intends to contribute all its assets and liabilities (including, for the avoidance of doubt, those relating to its real estate properties and shareholdings) and transfer (most of) its employees into a newly incorporated wholly owned subsidiary taking the form of a simplified company limited by shares (société par actions simplifiée) having elected for the real estate investment company regime pursuant to article 208 C, II of the French Tax Code (Code général des impôts) (SIIC) (“New Argan”) subject to the tax neutrality regime applicable for corporate income tax, VAT and registration duties purposes (the “Hive-Down”), prior to the Completion. Immediately prior to the Completion, Argan will thus be a holding company, with the shares of New Argan substantially being its only asset. All assets and liabilities previously held by Argan shall be held by New Argan, which shall become a wholly owned subsidiary of WDP upon Completion.

After Completion, WDP shall maintain the “ARGAN” brand, known for its premium quality, for all commercial activities of the WDP group in France. The registered name for New Argan will be “ARGAN”. In order to ensure the visibility of the new combined entity as from now and after Completion, a combined brand “WDP-ARGAN” (including a logo and a website) will be used for communication purposes at WDP group level, such as investor relations’ communications.

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2	DEFINITIONS

Capitalized terms used in this Joint Merger Proposal shall, unless the context otherwise requires, have the following meaning:

Acquiring Company has the meaning set forth in the introduction of this Joint Merger Proposal.

AMF has the meaning set forth in clause 4 of this Joint Merger Proposal.

AMF General Regulation means the general regulation of the AMF (Règlement general de l’AMF).

Argan has the meaning set forth in the introduction of this Joint Merger Proposal.

Argan Distribution has the meaning set forth in clause 6.2 of this Joint Merger Proposal.

Argan EGM means the extraordinary general meeting of Argan that will deliberate and resolve on, amongst other things, the approval of the Argan Distribution and of the Merger.

Argan Provisional Accounts has the meaning set forth in clause 13.4 of this Joint Merger Proposal.

Argan Reference Accounts has the meaning set forth in clause 14 of this Joint Merger Proposal.

Argan Share means a share of Argan.

BCCA has the meaning set forth in the introduction of this Joint Merger Proposal.

Belgian Notary means notary Tim Carnewal, associate notary at Berquin Notarissen BV, with office at Lloyd Georgelaan 11, 1000 Brussels and with e-mail address carnewal@berquin.be or another notary of Berquin Notarissen BV.

Board Report has the meaning set forth in clause 19.1 of this Joint Merger Proposal.

Cash Compensation has the meaning set forth in clause 15 of this Joint Merger Proposal.

Company Being Acquired has the meaning set forth in the introduction of this Joint Merger Proposal.

Completion has the meaning set forth in the introduction of this Joint Merger Proposal.

Conditions Precedent has the meaning set forth in clause 4 of this Joint Merger Proposal.

EGMs has the meaning set forth in the introduction of this Joint Merger Proposal.

EU Foreign Subsidies Regulation means Regulation (EU) 2022/2560 of the European Parliament and of the Council of 14 December 2022 on foreign subsidies distorting the internal market.

Exchange Ratio has the meaning set forth in clause 6.2 of this Joint Merger Proposal.

FDI Authority means any national or international Governmental Authority competent for screening and/or approving the Merger under applicable law in relation to the control of foreign direct investments and/or the protection of national security interests by investments in strategic undertakings.

Free Shares has the meaning set forth in clause 5.2.2 of this Joint Merger Proposal.

French Commercial Code means the French Commercial Code (Code de commerce), as amended from time to time.

French Monetary and Financial Code means the French Monetary and Financial Code (Code monétaire et financier), as amended from time to time.

FTC means the French Tax Code (Code général des impôts).

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Governmental Authority means any state, government, government department, ministry, commission, court, municipality, district (including the administrative committees of industrial development zones) or other judicial, administrative, regulatory, legislative or other authority, including any FDI Authorities.

Hive-Down has the meaning set forth in the introduction of this Joint Merger Proposal.

Hive-Down CP has the meaning set forth in clause 4 of this Joint Merger Proposal.

Interim Period means the period between the date of this Joint Merger Proposal and the Merger Effective Time.

Joint Merger Proposal means these common draft terms of a cross-border merger by acquisition including all its Schedules, which form an integral part thereof.

Long Stop Date has the meaning set forth in clause 4 of this Joint Merger Proposal.

Management Report has the meaning set forth in clause 19.2 of this Joint Merger Proposal.

Merger has the meaning set forth in the introduction of this Joint Merger Proposal.

Merger Agreement has the meaning set forth in the introduction of this Joint Merger Proposal.

Merger Appraiser has the meaning set forth in clause 11.3 of this Joint Merger Proposal.

Merger Appraiser Report has the meaning set forth in clause 11.3 of this Joint Merger Proposal.

Merger Effective Time has the meaning set forth in clause 4 of this Joint Merger Proposal.

Merging Company(ies) means WDP and/or Argan.

New Argan has the meaning set forth in the introduction of this Joint Merger Proposal.

New Shares has the meaning set forth in clause 6 of this Joint Merger Proposal.

RREC Act has the meaning set forth in the clause 5.1.3 of this Joint Merger Proposal.

RREC Legislation has the meaning set forth in the clause 5.1.3 of this Joint Merger Proposal.

RREC Royal Decree has the meaning set forth in the clause 5.1.3 of this Joint Merger Proposal.

Statutory Auditor Report has the meaning set forth in clause 11.3 of this Joint Merger Proposal.

Tax Ruling CP has the meaning set forth in clause 4 of this Joint Merger Proposal.

Tax Ruling Long Stop Date has the meaning set forth in clause 4 of this Joint Merger Proposal.

WDP has the meaning set forth in the introduction of this Joint Merger Proposal.

WDP EGM means the extraordinary general meeting of WDP that will deliberate and resolve on, amongst other things, the approval of the Merger.

WDP Share means a share of WDP.

Withdrawal Request has the meaning set forth in clause 15 of this Joint Merger Proposal.

Withdrawal Right has the meaning set forth in clause 15 of this Joint Merger Proposal.

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3	RATIONALE OF THE MERGER

3.1	Building the platform of tomorrow

Early 2026, the Acquiring Company expressed the clear ambition to further scale into an integrated European €10bn+ platform and to provide total supply chain infrastructure solutions to new and existing tenants. To this end, the focus remains on delivering above-average earnings growth with a below-average risk profile.

The Company Being Acquired, in turn, aims to further develop its platform in the French logistics real estate market, one of the largest and still predominantly fragmented markets in Continental Europe. Additionally, the Company Being Acquired sees substantial cross-selling opportunities through access to a larger European platform.

Through the proposed combination, the Merging Companies aim to bring together two highly complementary logistics real estate platforms and create a leading core European logistics real estate portfolio exceeding €13 billion GAV with more than €700 million of annualised rental income, approximately 13 million m² of high-quality logistics space and a committed pipeline of around 1 billion euros. Every client of the Company Being Acquired – existing and new – will benefit from integration with the WDP platform of the Acquiring Company as of Completion. The enlarged group will hold #1 market positions in France, Belgium, Luxembourg, the Netherlands and a leading position in Romania, jointly creating a stronger platform that supports clients across Europe's most important logistics corridors in eight countries.

The contemplated transaction represents the logical next step in the Acquiring Company’s long-term European growth strategy, as part of its #BLEND&EXTEND2030 multi-year growth plan, and responds to increasing client demand for integrated supply chain solutions, supported by growing supply-chain unification across Europe. As the geographical bridge between Northern and Southern Europe, France is the linking pin in the Acquiring Company’s next phase of growth and provides an attractive basis for further expansion into Italy and Spain.

The Merger aims to combine two companies with shared entrepreneurial DNA. Founded and developed by the Le Lan and Jos De Pauw families respectively, the Merging Companies share a long-term vision, a client-centric focus and a disciplined approach to profitable growth and capital allocation. These shared values have enabled both companies to build highly successful logistics platforms in their respective markets and form the foundation of the proposed combination.

3.2	France at the heart of the Acquiring’s Company next phase of European growth

The contemplated combination aims to integrate the Acquiring Company’s existing French operations into an approximately five billion euros national logistics champion. Beyond the immediate scale benefits, the combination would bring together the deep local market knowledge, brand value, in-house development expertise and long-standing customer relationships of the Company Being Acquired with the Acquiring Company’s European reach and strong financial capacity.

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3.3	Growth, built on continuity

The contemplated combination is built on continuity. The experienced team of around 30 specialists of the Company Being Acquired, together with the Acquiring Company’s France’s team of 6, will continue to lead the French platform after completion, with headquarters in Paris. The ARGAN brand – recognised for its premium market positioning and its Aut0nom® concept, innovative standard aimed at carbon reduction and energy efficiency – will be maintained for the combined group's commercial activities in France. The entrepreneurial, client-centric culture shared by both Merging Companies will remain at the core of the enlarged group. Through the proposed transaction, the shareholders of the Company Being Acquired would exchange a 100% French logistics REIT for a leading and growing European logistics REIT active across eight markets.

4	CONDITIONS PRECEDENT TO THE MERGER

The Completion is subject to the fulfilment or, if and to the extent legally possible, waiver by the relevant Merging Companies, on or before 30 June 2027 at 23:59 (Belgian time) (the “Long Stop Date”), of the following conditions precedent (the “Conditions Precedent”), save for the Tax Ruling CP, which must be fulfilled or waived by the relevant Merging Companies at the latest on 28 March 2027 at 23:59 (Belgian time) (the “Tax Ruling Long Stop Date”):

(i)	the approval of the amendment of the articles of association of WDP, resulting from the Merger, by the Belgian “Financial Services and Markets Authority”;
(ii)	if applicable, (i) the granting by the French “Autorité des Marchés Financiers” (the “AMF”) of a decision of no mandatory buy-out offer in respect of the Hive-Down (and, as the case may be, the Merger) pursuant to article 236-6 of the AMF General Regulation (x) which has not been subject to an appeal within the ten (10) calendar day period referred to in article R. 621-44 of the French Monetary and Financial Code or (y) in the event of an appeal referred to in point (x), which has been confirmed by a final decision that is no longer subject to any appeal, or (ii) the confirmation by the services of the AMF that the Hive-Down (and, as the case may be, the Merger) does not trigger any obligation to file a mandatory buy-out offer by the Le Lan family concert or any of its members;
(iii)	the obtention of a favourable tax ruling from the competent tax authority confirming that the Merger qualifies for the tax neutrality regime provided for under articles 210 A and seq., 208 C bis, 816 and 257 bis of the FTC and the continuity of the SIIC regime (the “Tax Ruling CP”);
(iv)	if applicable, the approval of the Merger, as the case may be subject to conditions that are reasonably acceptable to each of the Merging Companies, by the FDI Authorities having jurisdiction to review the Merger, or the expiration of the waiting period provided under any applicable law;
(v)	if and to the extent that prior clearance by the European Commission is required under the EU Foreign Subsidies Regulation, the approval of the Merger by the European Commission, as the case may be subject to conditions that are reasonably acceptable to each of the Merging Companies, or the expiration of the waiting period provided under the applicable law;
(vi)	the approval of the Merger by the WDP EGM and the approval of the Merger and of the Argan Distribution by the Argan EGM;
(vii)	the Belgian Notary having issued the required pre-merger certificate in connection with the Merger pursuant to article 12:117 BCCA;
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(viii)	the Clerk of the Commercial Court of Nanterre having issued the required pre-merger certificate pursuant to articles L. 236-42 and R. 236-29 et seq. of the French Commercial Code;
(ix)	the completion of the Hive-Down (the “Hive-Down CP”);
(x)	trading in shares of WDP not having been permanently suspended or ended by Euronext Brussels and Amsterdam;
(xi)	no judgment, order, injunction or decision of any Governmental Authority being in force and enforceable which prohibits, definitively or temporarily (including by suspension, if such prohibition has not been lifted at the latest by the Long Stop Date) prevents, voids or declares unlawful the Merger, or which declares the Merger null and void;
(xii)	neither of the Merging Companies is subject to conciliation proceedings, safeguard proceedings (including accelerated safeguard proceedings), judicial reorganisation or judicial liquidation, or any other similar proceedings under Belgian or French law, including any proceedings or measures for the prevention and amicable settlement of enterprise difficulties, and no application, petition or declaration for the opening of such proceedings has been filed;
(xiii)	neither of the Merging Companies is subject to measures such as the appointment of a provisional administrator or sequestrator or similar proceedings in any jurisdiction, and neither of the Merging Companies has obtained or requested any arrangement regarding the temporary or permanent suspension or remission of their payment obligations, nor are there any facts or circumstances that could give rise thereto; and
(xiv)	the absence of any breach by the Merging Companies of any covenants, declarations or obligations set forth in the Merger Agreement that has a significant negative impact on one of the Merging Companies, the Merger, the Exchange Ratio or the implementation of the Merger.

Any Condition Precedent that is capable of being waived (in whole or in part), if and to the extent legally possible, may only be waived with the agreement of both Merging Companies, except for:

(i)	the Condition Precedent set out under (ix), which is to the exclusive benefit of the Acquiring Company, who may waive such conditions precedent at its discretion by giving notice to the Company Being Acquired; and
(ii)	the Condition Precedent set out under (xiv), which is to the exclusive benefit of the Merging Company that did not commit the relevant breach of covenants, declarations or obligations set forth in the Merger Agreement that has a significant negative impact on one of the Merging Companies, the Merger, the Exchange Ratio or the implementation of the Merger, who may waive such conditions precedent in respect of such breach at its discretion by giving notice to the other Merging Company.

The Merger Agreement – and therefore the obligation of the Merging Companies to implement the Merger – can be terminated:

(i)	by mutual written consent of the Merging Companies;
(ii)	by notice given by a Merging Company to the other Merging Company if (x) the Tax Ruling CP has not been fulfilled and, if and to the extent legally possible, waived on or before the Tax Ruling Long Stop Date or if (y) any other Conditions Precedent have not been fulfilled and, if and to the extent legally possible, waived by the Merging Companies, on or before the Long Stop Date, or if it is apparent that the any such other Conditions Precedent cannot be satisfied and, if and to the extent legally possible, will not be waived by the Merging Companies on or before the Long Stop Date, it being understood that the right under (ii) to
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terminate the Merger Agreement is not available to the Merging Company whose failure to perform any covenant, agreement or obligation under the Merger Agreement has been the primary cause of, or primarily resulted in, the failure of the relevant Condition Precedent being fulfilled on or before the Tax Ruling Long Stop Date or, as the case may be, the Long Stop Date or it becoming apparent that such other Condition Precedent cannot be satisfied on or before the Long Stop Date.

If the Conditions Precedent have been fulfilled or, if and to the extent legally possible, waived by the Merging Companies, the Merger shall become effective on the date and at the time at which the Belgian Notary passes the notarial deed confirming the Completion in accordance with article 12:118 BCCA (the “Merger Effective Time”) (which is currently anticipated to occur in the first quarter of 2027), provided that the Merger Effective Time shall not occur before 1 January 2027. The governing bodies of the Merging Companies shall have full authority to confirm the (non) fulfilment (and/or waiver) of the Conditions Precedent and to request the Belgian Notary to record the Completion in such notarial deed. The Merger Agreement can also be terminated by a Merging Company in the event of any breach by the other Merging Company of any covenants, declarations or obligations set forth in the Merger Agreement that has a significant negative impact on one of the Merging Companies, the Merger, the Exchange Ratio or the implementation of the Merger.

5	IDENTIFICATION OF THE MERGING COMPANIES (ART. 12:111, SECTION 2, 1°, 1°/1 AND 1/2° BCCA AND ART. R. 236-21, 1° OF THE FRENCH COMMERCIAL CODE)

5.1	The Acquiring Company

5.1.1	Corporate form – Registration

Warehouses De Pauw, a public regulated real estate company (openbare gereglementeerde vastgoedvennootschap (OGVV) / société immobilière réglementée publique (SIRP)) taking the form of a public limited liability company (naamloze vennootschap / société anonyme) incorporated and existing under Belgian law, having its registered office at Blakebergen 15, 1861 Meise (Belgium) and registered with the Crossroads Bank for Enterprises under number 0417.199.869 (RPR/RPM Brussels, Dutch-speaking division).

5.1.2	Share capital

As of the date hereof:

-	the share capital of WDP is EUR 275,593,512.18 divided into 240,543,824 ordinary shares of the same class, without nominal value and representing each the same fraction of the share capital, fully paid up, and admitted to trading on the regulated markets of Euronext Brussels and Euronext Amsterdam;
-	there are no equity securities of WDP other than the ordinary shares;

-                 there are no securities or rights giving access to WDP’s share capital.

5.1.3	Corporate purpose

The Acquiring Company’s purpose is as follows as set out in article 5 of its articles of incorporation:

“The sole object of the company is:

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(a)  directly or through a company in which it holds an interest in accordance with the provisions of the RREC Legislation1 and for the implementation of decisions taken and rules of it, to make real estate available to users; and

(b)  within the boundaries of the RREC Legislation, to possess real estate as stated in Article 2, 5°, i to xi of the RREC Act. “Real estate” shall mean:

i.	immovable property as defined in Article 517 and thereafter of the Civil Code, and the rights in rem to said immovable property, excluding the immovable property of a forestry, agricultural or mining nature;
ii.	voting shares issued by real estate companies, of which more than 25% of the share capital is held directly or indirectly by the company;
iii.	pre-emptive rights to real estate;
iv.	shares in public or institutional RRECs, provided in the latter case that more than 25% of the capital is held directly or indirectly by the company;
v.	rights arising from contracts giving the company leasehold of one or several real estate assets or other similar rights of use;
vi.	participation rights in public and institutional real estate investment trusts;
vii.	participation rights in foreign institutions for collective investment in real estate registered in the list referred to in Article 260 of the Act of 19 April 2014;
viii.	participation rights in institutions for collective investment in real estate established in another Member State of the European Economic Area and not registered in the list referred to in Article 260 of the Act of 19 April 2014, provided they are subject to supervision equivalent to that applying to the public real estate investment trusts;
ix.	shares or participation rights issued by companies (i) that are legal entities; (ii) are governed by the law of another Member State in the European Economic Area; (iii) whose shares have or have not been admitted for trading on a regulated market and/or are or are not subject to a prudential supervision regime; (iv) whose main activity consists in the acquisition or construction of immovable goods with a view to making these available to users, or direct or indirect ownership of share capital in companies with similar activities; and (v) that are exempt from income tax on the profits from the activities referred to in clause (iv) above, assuming compliance with certain legal obligations, and that are at least required to distribute part of their revenue to their shareholders (“Real Estate Investment Trusts” (REITs));
x.	mortgage debentures as referred to in Article 5, §4, of the Act of 16 June 2006;
xi.	participation rights in an FISS/GVBF;
xii.	as well as all other goods, shares or rights defined as real estate in the RREC Legislation.

Real estate as referred to in (vi), (vii), (viii), (ix) and (xi) above that constitute participation rights in alternative investment funds within the meaning of Directive 2011/61/EU of the European Parliament and of the Council of 8 June 2011 on managers of alternative investment funds and amending Directives 2003/41/EC and 2009/65/EC and of the Regulations (EC) no. 1060/2009 of the European Parliament and the Council of 16 September 2009 on credit rating agencies and (EU) no. 1095/2010 of the European Parliament and of the Council of 24 November 2010 establishing a European supervisory authority (European Securities and Markets Authority)

1 Act of 12 May 2014 concerning regulated real estate companies, as amended from time to time (the “RREC Act”) and to the Royal Decree of 13 July 2014 relating to regulated real estate companies, as amended from time to time (the “RREC Royal Decree”) (this RREC Act and RREC Royal Decree are hereafter together referred to as the “RREC Legislation”).

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amending Decision no. 716/2009/EC and 14 repealing Commission Decision 2009/77/EC cannot be qualified as voting shares issued by real estate companies regardless of the amount of the shareholding held directly or indirectly by the company.

(c)  enter into, in the long term, where appropriate in collaboration with third parties, directly or through a company in which it holds a shareholding in accordance with the RREC Legislation, with a public contracting authority or enter into one or many:

(i)	DBF contracts (“Design, Build, Finance”);
(ii)	DB(F)M contracts (“Design, Build, (Finance) and Maintain”);
(iii)	DBF(M)O contracts (“Design, Build, Finance, (Maintain) and Operate”); and/or
(iv)	contracts for public works concessions relating to buildings and/or other real estate infrastructure and to services relating thereto, and on the basis of which:
(i)	the company is responsible for the provision, maintenance and/or operation for a public entity and/or citizens as end-users, in order to satisfy a social need and/or to allow the provision of a public service; and
(ii)	the company, without necessarily having rights in rem, can assume, in whole or in part, the financing risks, the availability risks, the demand risks and/or the operational risks, as well as the construction risk; and

(d)  in the long-term, as the case may be in collaboration with third parties, directly or through a company in which it has a shareholding in accordance with the RREC Legislation, develop, have developed, establish, have established, manage, have managed, operate, have operated or make available:

(i)	utilities and storage facilities for the transport, distribution or storage of electricity, gas, fossil or non-fossil fuels and energy in general, including assets related to it;
(ii)	utilities for transport, distribution, storage or purification of water, including assets related to it;
(iii)	installations for the generation, storage and transport of renewable or non-renewable energy, including assets related to it; or
(iv)	incinerators and landfills, including assets related to them.

In the context of the provision of real estate, the company may exercise all activities related to erection, construction (without infringing the prohibition on acting as a property developer, except for occasional transactions), alteration, fitting out, renovation, development, acquisition, sale, letting, sub-letting, exchange, inclusion, transfer, sub-division, bringing of real estate assets into a system of co- or joint ownership, as described above, the granting or receipt of the right of superficies, the right to the usufruct, long-term lease or other real or personal rights, management and running of properties.

The company may also, in accordance with the RREC Legislation:

•	rent immovable goods with or without a purchase option;
•	let immovable goods, with or without a purchase option, with the understanding that it is only permitted to let immovable goods with a purchase option as a secondary activity;
•	invest, on an occasional or temporary basis, in securities other than properties within the meaning of the RREC Legislation. These investments are made in accordance with the risk 15 management policy adopted by the company and will be diversified to ensure suitable risk diversification. The company may also hold unallocated liquid assets. The liquid assets may be held in any currency in the form of deposits on demand, term deposits, or any money market instrument that makes the money readily available;
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•	offer mortgages or any other securities or guarantees for the financing of the real estate activities of the company or its group;
•	grant loans;
•	perform transactions on permitted hedging instruments (as defined in the RREC Legislation) to the extent that these transactions are part of a policy defined by the company to hedge financial risks, with the exception of speculative transactions.

The company may acquire, lease or rent, transfer or exchange any and all moveable or immovable goods, materials and necessities, and in general perform all commercial or financial operations directly or indirectly related to its object and the exploitation of all intellectual rights and commercial properties pertaining to these.

In so far as is compatible with the RREC Legislation, the company can obtain a share by cash contribution or contribution in kind, merger, de-merger or other restructuring under company law, subscription, participation, financial intervention or by any other means, in all existing companies and enterprises, or those yet to be formed, in Belgium or abroad, that have a corporate object which is similar to its own or which, by its nature, seeks to accomplish, or facilitates the accomplishment of, its own object.”

5.1.4	Duration and financial year

WDP is existing for an unlimited duration, and its financial year begins on 1 January and ends on 31 December each year.

5.1.5	Employees

On the date hereof, WDP employs 77 employees.

5.2	The Company Being Acquired

5.2.1	Corporate form – Registration

Argan is a public limited liability company incorporated and existing under French law, having its registered office at 21 rue Beffroy, 92200 Neuilly-sur-Seine (France) and registered with the commercial and companies registry of Nanterre under number 393 430 608.

5.2.2	Share capital

As of the date hereof:

-	the share capital of Argan is EUR 51,533,878 divided into 25,766,939 ordinary shares, of the same class, with EUR 2 nominal value each, fully paid up, and admitted to trading on the regulated market of Euronext Paris;
-	there are no equity securities of Argan other than the ordinary shares;
-	there are no securities or rights giving access to Argan’s share capital other than 15,435 free shares granted in 2026 under the 2025 free share plan, that are subject to a one-year vesting period, and up to 25,000 free shares to be granted in 2027 in accordance with the 2026 free share plan (the “Free Shares”)
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5.2.3	Corporate purpose

The Company Being Acquired’s purpose is as follows as set out in article 3 of its articles of incorporation:

“The company's purpose, in France and abroad, is:

•	Primarily the acquisition and/or construction of all land, buildings, real estate and real estate rights for the purpose of leasing, managing, renting, leasing, developing all land, real estate and real estate rights, equipping all real estate complexes for the purpose of leasing them; and all other related or connected activities pertaining to the aforementioned activity; all of the above, directly or indirectly, either alone or in association, partnership, group or company with any other persons or companies;
•	On an ancillary basis, the provision of real estate services, in particular delegated project management, building maintenance and rental management;

•	Participation, by any means, in any operations that may relate to its purpose by acquiring any interests and holdings, by any means and in any form whatsoever, in any French or foreign company, in particular through acquisition, creation of new companies, subscription or purchase of securities or corporate rights, contributions, mergers, alliances, joint ventures, economic interest groups or otherwise, as well as the administration, management and control of these interests and holdings;
•	And, in general, all real estate and financial transactions that may be directly or indirectly related to the corporate purpose or to any similar or related purposes likely to facilitate its achievement or to promote its expansion or development, including the possibility of arbitrating its assets, in particular through sale.”

5.2.4	Duration - Financial year

Argan is existing for a duration expiring on 30 December 2092 (save in the case of early dissolution or extension), and its financial year begins on 1 January and ends on 31 December each year.

5.2.5	Employees

On the date hereof, Argan employs 28 employees.

5.3	Relations between the Merging Companies

5.3.1	Share capital and voting rights

On the date hereof, none of the Merging Companies holds any share or voting right in the other Merging Company.

5.3.2	Directors

The Merging Companies do not have any directors in common.

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5.4	Communication to the Merging Companies

The e-mail address of the Merging Companies regarding the Merger is:

-                 for WDP: merger@wdp.eu

-                 for Argan: fusionwdpargan@argan.fr

Any communication regarding the Merger by the shareholders, creditors and employees is deemed to have been validly made to this address or in writing to the registered office.

5.5	Pre-merger certificate

The Acquiring Company has appointed Tim Carnewal, notary public in Brussels (first canton), who exercises his office via the company Berquin Notarissen BV, with registered office at Lloyd Georgelaan 11, 1000 Brussels (Belgium) and with email address carnewal@berquin.be or any other notary who exercises his/her office via the company Berquin Notarissen BV, to issue the pre-merger certificate referred to in article 12:117 of the BCCA and to determine the Completion.

The Company Being Acquired shall comply with the procedure set out in articles L. 236-42 and R. 236-29 et seq. of the French Commercial Code including, without limitation, submitting to the Clerk of the Commercial Court of Nanterre the documents referred to in article R. 236-29 in order for the Clerk to issue the pre-merger certificate pursuant to such provisions.

6	EXCHANGE RATIO AND CASH PAYMENT AMOUNT (ART. 12:111, SECTION 2, 2° BCCA AND R. 236-21, 3° OF THE FRENCH COMMERCIAL CODE)

In the context of the Merger, the Acquiring Company shall issue new WDP Shares (the “New Shares”) to the shareholders of the Company Being Acquired in exchange for their Argan Shares (if and to the extent they have not disposed of their Argan Shares further to the Withdrawal Right).

6.1	Valuation methods in the context of the Merger

The board of directors of the Acquiring Company and the management board of the Company Being Acquired have used a multi-criteria approach, including notably the following valuation methods: net asset values, discounted cash flows (DCF), earnings and dividend yields, share prices and analyst target prices as the valuation methods, for determining the Exchange Ratio.

The board of directors of the Acquiring Company and the management board of the Company Being Acquired will each prepare a detailed written report (the Board Report and the Management Report as referred to below) in which they will, among other things, elaborate on the valuation methods of the multicriteria analysis used to determine the share exchange ratio.

6.2	Exchange Ratio

The exchange ratio of the shares is 3 New Shares for 1 Argan Share that has not been disposed of further to the Withdrawal Right (the “Exchange Ratio”).

The Exchange Ratio considers the distribution in the gross amount of EUR 11 per Argan Share (the “Argan Distribution”) by way of reimbursement of share premiums (remboursement de prime d’apport

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ou de prime d’émission) that the Company Being Acquired will propose to the general meeting of shareholders of the Company Being Acquired to be paid prior to the Merger Effective Time.

6.3	Adjustment of the Exchange Ratio

6.3.1	No adjustment as a result of corporate actions

Without prejudice to the following paragraphs, the Exchange Ratio shall not be adjusted as a result of corporate actions that take place in relation to the Acquiring Company or the Company Being Acquired during the Interim Period.

The Acquiring Company may continue to issue shares or financial instruments that are convertible, exchangeable or exercisable into shares or increase its capital during the Interim Period without this affecting the Exchange Ratio (or the Cash Compensation), but only:

(i)	by way of contributions in kind (including in the framework of optional dividends), within the limits of the authorized capital, of which the modalities are announced at the latest before the date of signature of the Merger Appraiser Report, and at an issue price per WDP Share that is determined in line with past practice, it being understood that a contribution in kind in the framework of an optional dividend, in accordance with clause 9, may occur after the date of signature of the Merger Appraiser Report, and
(ii)	by way of contributions in cash, within the limits of the authorized capital, of which the modalities are announced at the latest before the date of signature of the Merger Appraiser Report, and at an issue price per WDP Share that is determined in line with past practice, for example by way of an accelerated bookbuilding and that is not lower than the market price (being an issue price per share reflecting a discount to the prevailing market price that is customary for the relevant type of capital markets transaction, as determined in good faith by the Acquiring Company, acting on the advice of one or more reputable investment banks), and provided that the aggregate amount of all capital increases (excluding issue premium) carried out by the Acquiring Company between the date of this Joint Merger Proposal and Completion do not exceed ten percent (10%) of the share capital of the Acquiring Company as it stands at the date of this Joint Merger Proposal.

During the Interim Period, the Company Being Acquired shall not issue shares or financial instruments that are convertible, exchangeable or exercisable into shares, nor increase its capital or be part of a corporate restructuring, other than as a result of the vesting of Free Shares.

6.3.2	Adjustment as a result of distributions

The Merging Companies shall not make any distributions (regardless of whether such distribution takes the form of an annual dividend or interim dividend, or any other form of distribution (in cash or in kind)) prior to the Merger Effective Time other than the Argan Distribution or than as set forth in the last paragraph of clause 9.

If and to the extent the Argan Distribution is not realized prior to the Merger Effective Time, the Argan Distribution shall not be completed and the Exchange Ratio will be adjusted to take into account the effect, on a euro-for-euro basis, of the (full or partial) absence of distribution of (the gross amount of)

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the Argan Distribution on the value of the shares of the Company Being Acquired underlying the Exchange Ratio.

The Merging Companies acknowledge that the Exchange Ratio must comply with article 26, sections 2 and 3, of the BE-REIT Act as regards the minimum issue price.

6.4	No cash payment

The Acquiring Company will not make any cash payment, without prejudice, for the avoidance of doubt, to what is stated in clause 7 of this Joint Merger Proposal, articles L. 236-40, L. 236-41 and R. 236-25 et seq. of the French Commercial Code and article 12:116/1, §2 BCCA.

6.5	Withholding

Each Merging Company and any financial intermediary involved in the context of the Merger, shall be authorized to deduct and withhold from the Argan Distribution, the New Shares to be allotted, the Cash Compensation and/or any other amount payable in connection with this Joint Merger Proposal, any amounts that such Merging Company or financial intermediary reasonably considers to be required to be deducted or withheld pursuant to applicable law. If and to the extent that such amounts are actually withheld and paid over to a Governmental Authority in accordance with applicable law, they shall be deemed to have been paid to the relevant beneficiary. For the avoidance of doubt, no Merging Company or any of its affiliates shall gross up or otherwise compensate any person for any amounts so deducted or withheld, and no adjustment to the Argan Distribution, the Exchange Ratio, the Cash Compensation or any other amount payable in connection with this Joint Merger Proposal shall be made on account of any such deduction or withholding.

7	TERMS FOR THE ALLOTMENT OF THE SHARES IN THE ACQUIRING COMPANY (ART. 12:111, SECTION 2, 3° BCCA AND ART. R. 236-21, 3° AND 4° OF THE FRENCH COMMERCIAL CODE)

At the Merger Effective Time, the Acquiring Company will allot 3 New Shares for each 1 Argan Share that has not been disposed of further to the Withdrawal Right.

The number of New Shares to be allotted to a shareholder in the Company Being Acquired in the framework of the Merger will be determined by multiplying the total number of Argan Shares that has not been disposed of further to the Withdrawal Right by the Exchange Ratio.

At the Merger Effective Time, the Argan Shares shall cease to exist by operation of law, and any Argan Share that has been disposed of further to the Withdrawal Right will be cancelled.

No WDP Shares will be allotted in respect of Argan Shares that, at the Completion, are held by Argan. Such treasury shares will be cancelled as a result of the Merger in accordance with article L. 236-3 of the French Commercial Code as of the Merger Effective Time.

The New Shares will have substantially the same form as the existing Argan Shares for which they are exchanged, it being understood that WDP does not have administered registered shares (nominatif administré).

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After the Completion, the board of directors of the Acquiring Company or an authorised representative will register the New Shares as soon as possible in the share register of the Acquiring Company. Any dematerialised book entry with intermediaries participating in the central custody and settlement system managed by Euroclear that previously represented Argan Shares will, following Completion, represent New Shares in accordance with the Exchange Ratio. The New Shares issued in dematerialised form will be delivered to the shareholders of the Company Being Acquired on the second trading day following the Merger Effective Time.

The Acquiring Company shall submit an application to Euronext Brussels, Euronext Amsterdam and, as the case may be, Euronext Paris for the admission to trading of the New Shares on the regulated markets of Euronext Brussels, Euronext Amsterdam and, as the case may be, Euronext Paris, so that the (former) shareholders of Argan may trade their New Shares on such regulated markets (subject to the cooperation of Euroclear, Euronext Brussels, Euronext Amsterdam and, as the case may be, Euronext Paris). The Acquiring Company intends for the New Shares to be admitted to trading on the regulated markets of Euronext Brussels, Euronext Amsterdam and, as the case may be, Euronext Paris2 on the second trading day following the Merger Effective Time.

Following the issuance of the New Shares, holders of New Shares may at any time request in writing, at their own expense, the conversion of their registered New Shares into dematerialised shares or vice versa.

If a shareholder holds Argan Shares in more than one manner (i.e., a number in registered form, a number in administered registered form (nominatif administré) and a number in bearer form (au porteur)) or on different securities accounts, if and to the extent relevant, these Argan Shares cannot be aggregated to determine the number of New Shares that will be allotted to that shareholder in the framework of the Merger. It is reminded that, in accordance with article L. 228-1 of the French Commercial Code, each shareholder of Argan may at any time, at its own expense, request the conversion of its Argan Shares into registered shares, administered registered shares (nominatif administré) or bearer shares (au porteur).

The number of New Shares to be allotted to a shareholder of Argan in connection with the Merger will be determined, for each form of shares and each securities account, by multiplying the total number of Argan Shares held by that shareholder in that form and that account by the Exchange Ratio. If that calculation does not result in a whole number of New Shares3, the total number of New Shares to be allotted to that shareholder will be rounded down to the nearest whole number and the entitlement to the fraction for which no New Shares are allotted will be settled by a centralising bank and/or the relevant intermediaries by aggregating the fractional entitlements of other shareholders to obtain (whole) New Shares, and selling these New Shares on the market for cash on behalf of the relevant (former) shareholders of Argan who would otherwise have been entitled to receive a fractional New Share. The net cash proceeds from such sale (that may be lower than the value of the New Shares at

2 The Acquiring Company will apply for the admission to trading of its existing shares on the regulated market of Euronext Paris, with a view to such admission occurring prior to the Argan EGM.

3 For the avoidance of doubt, it is specified that based on the Exchange Ratio as set forth in this Joint Merger Proposal, the shareholders of Argan will be entitled to a number of shares that corresponds to a whole number of New Shares. However, should the Exchange Ratio be automatically adjusted in accordance with clause 6.3.2, the number of New Shares to be allotted to each shareholder of Argan might not correspond to a whole number of shares.

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the time of such sale) would then be distributed in cash by the relevant intermediaries to the (former) shareholders of Argan (it being understood that such amount will not be paid in relation to fractions in respect of Free Shares not subject to a vesting period but subject to a holding period at the Merger Effective Time) in proportion to their respective entitlement to the fraction. If the Exchange Ratio is adjusted and shareholders could become entitled to fractions of New Shares, the Merging Companies shall provide further details in relation to the terms and conditions of the settlement of such fractions and the payment of the net cash proceeds.

The shareholders of Argan who, per form of shares and per securities account, hold a number of Argan Shares that is not enough to be entitled to a whole number of New Shares on the basis of the Exchange Ratio, may themselves sell or purchase an appropriate number of Argan Shares to hold, per form of shares and per securities account, a number of Argan Shares that is enough to be entitled to a whole number of New Shares on the basis of the Exchange Ratio.

8	LIKELY REPERCUSSIONS OF THE MERGER ON EMPLOYMENT (ART. 12:111, SECTION 2, 4° BCCA AND ART. R. 236-21, 12° OF THE FRENCH COMMERCIAL CODE)

It is intended that the activities of the Merging Companies will not be changed and that their respective activities shall be continued after Completion.

Most of the employees of the Company Being Acquired will automatically transfer to New Argan pursuant to the Hive-Down pursuant to article L. 1224-1 of the French labour code and the employment contracts transferred to New Argan will continue to be governed by French labour law. Tripartite transfer agreements may, where applicable, be offered to employees who do not fall within the scope of article L. 1224-1 of the French Labour Code. Whatever the terms of the transfer (whether automatic or contractual), the completion of the Hive-Down and then of the Merger will not have any impact on the employees’ rights, who would be entitled to retain all the benefits arising from their employment contract as well as from the Company Being Acquired’s customary practices and unilateral undertakings (e.g. seniority, contractual classification, place of work, remuneration (fixed and variable), as well as all accrued paid leave and working-time reduction days not yet taken).

In this regard, the same industry-wide collective bargaining agreement, the same industry-wide agreements under the same conditions and within the same limits, as well as the current collective agreements, usages and binding unilateral undertakings which would not be terminated pursuant to Article L. 2261-14 of the French Labour Code, will apply within New Argan after the Hive-Down and the Merger.

In addition to the above, until two (2) years as of Completion, the Acquiring Company commits to maintain consistently with past practice the existing collective schemes, where applicable, in particular any statutory profit-sharing (participation), discretionary profit-sharing (intéressement) and collective commercial bonuses, including the Company Being Acquired’s savings plan (PEE) and retirement savings plan (PERCO), while adjusting, where applicable, the performance criteria so as to reflect both the objectives of the New Argan business and those of the combined group.

In this regard, the Acquiring Company commits to preserve the economic objective and the incentive effect of the free shares awards by means of an appropriate arrangement, which may in particular take

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the form of additional cash remuneration or any other equivalent mechanism, in relation to the financial years 2027 and 2028. Therefore, the Acquiring Company will ensure that each employee of the Company Being Acquired will receive, subject to conditions determined in accordance with past practice, an overall economic benefit substantially similar to that associated with the free shares awards, and is prepared, where applicable, to bear the additional cost resulting from a tax or social security treatment less favourable than that of the free shares awards. In consideration of the foregoing, the Company Being Acquired will not implement a new free share plan for financial year 2027.

Furthermore, the Acquiring Company shall use its best efforts to ensure that healthcare, welfare (prévoyance), and/or supplementary pension arrangements include an “employer funding” component at least equivalent to that in force consistently with past practice before the transfer of the employment contracts.

The shares in New Argan will automatically transfer to the Acquiring Company as part of the Merger and the employees of New Argan will thus become employees of a French subsidiary wholly owned by the Acquiring Company. The activities of the Company Being Acquired will be continued by New Argan. The employees of the Company Being Acquired would retain the same duties, subject to adjustments related to (i) the integration of the Acquiring Company’s French activities and (ii) the dissolution of the Company Being Acquired, it being understood that, in this context, a limited reassessment of the functional organizational chart and, where applicable, of certain employees’ duties would be expected in order to account for synergies and overlaps, which would potentially have a (minimal) impact on employment. It is possible that a limited amount of employees will not transfer in the context of the Hive-Down and will thus become employees of the Acquiring Company as a result of the Merger pursuant to article L. 1224-1 of the French labour code and the employment contracts transferred to the Acquiring Company will continue to be governed by French labour and social security law, as they will be allocated to the Acquiring Company’s French permanent establishment and there will be no change in choice of law and place of work.

It is the intention that WDP France Sàrl (432 930 527 RCS Châteauroux), the existing French wholly owned subsidiary of the Acquiring Company, will ultimately be merged into New Argan. The employees of WDP France would thus become employees of New Argan, and the activities of WDP France will be continued by New Argan.

The Merger will have no other consequence on the employees of the Acquiring Company or the Company Being Acquired.

9	DATE FROM WHICH THE HOLDING OF THE SHARES WILL ENTITLE THE HOLDERS TO SHARE IN PROFITS (ART. 12:111, SECTION 2, 5° BCCA AND ART. R. 236-21, 4° OF THE FRENCH COMMERCIAL CODE)

The New Shares shall be of the same nature as the existing shares of WDP. The New Shares will have no nominal value. All WDP Shares, both the existing WDP Shares and the New Shares, will represent the same fraction of the share capital of WDP and carry the same rights. Provided that Completion occurs prior to the resolution by WDP on the allocation of the results of financial year 2026 and the detachment of the coupon in relation thereto, the New Shares shall therefore be issued with coupon no. 9 (representing the right to the profits of financial year 2026) and following coupons attached, so

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that they shall, in the same manner as the existing shares of WDP, participate in the profits of the Acquiring Company for the period commencing 1 January 2026 (also including, as of the Merger Effective Time, the profits for financial year 2026 of the Company Being Acquired and subject to what has been set forth in the last paragraph of this clause 9).

The Acquiring Company estimates coupon no. 9, representing the gross dividend for the period from 1 January 2026 up to and including 31 December 2026, at EUR 1.29 per share. This estimate remains subject to the results for the 2026 financial year and to the resolution on the allocation of the results of financial year 2026.

This right is not affected by any particular modalities.

If it appears that Completion cannot take place prior to 29 March 2027, each Merging Company shall be entitled to make, after discussion with the other Merging Company, as soon as possible, a dividend distribution in the context of the allocation of the results of financial year 2026 in the gross amount per share of up to EUR 3.87 in the case of the Company Being Acquired and up to EUR 1.29 in the case of the Acquiring Company (such per-share amounts having been determined by reference to the outstanding shares of the relevant Merging Company as at the date of, as the case may be, the Argan EGM or the WDP EGM), subject to the availability of distributable amounts, without this resulting in an adjustment of the Exchange Ratio. The Acquiring Company is entitled to then distribute such dividend by way of an optional dividend (payment in kind). If either Merging Company exercises this right, (i) both Merging Companies shall call their respective general meetings of shareholders with a view to resolving on these dividend distributions and the corresponding coupon detachment as soon as possible, subject to the availability of distributable amounts, and (ii) Completion shall be postponed until a date shortly after the general meetings of shareholders and the coupon detachment. In such a case, the New Shares shall be issued with coupon no. 10 (representing the right to the profits of financial year 2027) and following coupons attached, so that they shall, in the same manner as the existing shares of WDP, participate in the profits of the Acquiring Company for the period commencing 1 January 2027 (also including, as of the Merger Effective Time, the profits for financial year 2027 of the Company Being Acquired).

10	DATE FROM WHICH THE TRANSACTIONS OF THE COMPANY BEING ACQUIRED WILL BE TREATED FOR ACCOUNTING PURPOSES AS BEING THOSE OF THE ACQUIRING COMPANY (ART. 12:111, SECTION 2, 6° BCCA AND ART. R. 236-21, 5° OF THE FRENCH COMMERCIAL CODE)

All the transactions of the Company Being Acquired will be treated, for Belgian accounting (and Belgian tax) purposes, as being those of the Acquiring Company as of the Merger Effective Time. The Merger shall thus not have any retroactive effect for Belgian accounting and Belgian tax purposes.

Notwithstanding the foregoing and subject to the tax ruling set forth in clause 4 of this Joint Merger Proposal, all the transactions of the Company Being Acquired will be treated for tax (and accounting) purposes from a French perspective as being those of the Acquiring Company as of 1 January 2027 at 00:00 (Belgian time) (immediately after the Hive-Down becomes effective from an accounting and tax perspective).

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11	SPECIAL RIGHTS OR MEASURES (ART. 12:111, SECTION 2, 7° AND 8° BCCA AND ART. R. 236-21, 6° OF THE FRENCH COMMERCIAL CODE)

11.1	To the security holders

No shareholder of the Company Being Acquired has any special rights; the shares of the Company Being Acquired all confer the same rights and obligations. The Company Being Acquired has issued bonds on (i) 17 November 2021 (due 17 November 2026) and (ii) 30 April 2026 (due 30 October 2029), and has granted Free Shares. The Company Being Acquired has not issued any other securities nor granted any right to its share capital other than its ordinary shares and the Free Shares.

No special rights or measures will be granted to those security holders.

No shareholder of the Acquiring Company has any special rights; the shares of the Acquiring Company all confer the same rights and obligations. The Acquiring Company has issued public bonds on 10 October 2025 (due 15 January 2031) and several bonds under US private placements. The Acquiring Company has not issued any other securities nor granted any right to its share capital other than its ordinary shares.

No special rights or measures will be granted to those security holders.

Pursuant to articles L. 225-197-1 and L. 228-98 to L. 228-106 of the French Commercial Code, WDP will automatically replace Argan in its obligations towards the beneficiaries of Free Shares, either subject to a vesting or holding period at the Merger Effective Time.

11.1.1	Effect of the Merger on Free Shares subject to a vesting period at the Merger Effective Time

Argan may procure the acquisition, prior to the Completion, of a sufficient number of Argan Shares to service its 2025 and 2026 Free Share plan and, subject to this being permitted under applicable law, the contribution of such Argan Shares to New Argan.

Failing this, pursuant to article L. 225-197-1, III of the French Commercial Code, WDP, together with its subsidiary New Argan, shall, as of the Completion, automatically assume Argan’s obligations towards the beneficiaries of Free Shares still subject to a vesting period as at the Merger Effective Time, in accordance with the terms of the applicable Free Share plans, it being understood that the Free Share plans will not be maintained in their current form.

As a result of the Merger, the rights of beneficiaries to ultimately own Free Shares, subject to a vesting period, will be converted into rights to WDP Shares, based on the Exchange Ratio. Accordingly:

-	the number of WDP Shares to be allocated to each beneficiary upon vesting of the relevant Free Shares will be equivalent to the number of Argan Shares they would have been entitled to under the plans multiplied by the Exchange Ratio;
-	the exchange of shares will be carried out without any cash payment;
-	in the event of an adjustment of the Exchange Ratio, no cash payment to compensate for fractional shares or otherwise will be received by the beneficiaries and the resulting number
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of WDP Shares will be rounded down to the nearest whole number and no indemnity of any kind will be received by the beneficiaries; and

-	all other terms and conditions of the Free Share plans will remain unchanged if and to the extent permitted by Belgian law.

11.1.2	Effect of the Merger on Free Shares subject to a holding period at the Merger Effective Time

The new WDP Shares delivered as consideration for the Merger in exchange for Free Shares not subject to a vesting period but subject to a holding period at the Merger Effective Time shall, in accordance with article L. 225-197-1, III of the French Commercial Code, remain subject to the residual holding periods applicable to each tranche of Free Shares.

The exchange of shares will be carried out without any cash payment.

In the event of an adjustment of the Exchange Ratio, no cash payment to compensate for fractional shares or otherwise will be received by the beneficiaries and the resulting number of WDP Shares will be rounded down to the nearest whole number, and no indemnity of any kind will be received by the beneficiaries.

11.2	To the members of the management, supervisory or controlling bodies of the Merging Companies

No director, supervisory board member or other member of any administrative management, supervisory or controlling body of the Merging Companies will be granted any special advantage within the meaning of article 12:111, 8° BCCA and article R. 236-21, 7° of the French Commercial code.

For the sake of completeness, WDP has agreed to procure that New Argan will grant a purchase option to Kerlan, the holding company of the Le Lan family, of which Mr. Jean-Claude Le Lan and Mr. Ronan Le Lan, members of the administrative bodies of the Company Being Acquired, form part, over the property located at 21, rue Beffroy, 92200 Neuilly-sur-Seine, France, at a price determined by an independent expert. In the event of the exercise of such option by Kerlan, New Argan and Kerlan shall enter into a lease agreement in respect of the building on customary arm’s length commercial terms, and the registered office of the combined group’s activities in France shall be maintained therein for the duration of such lease.

11.3	To the experts examining the Joint Merger Proposal

No special advantages will be granted to the experts examining this Joint Merger Proposal.

The statutory auditor of WDP, KPMG Bedrijfsrevisoren BV/SRL, represented by Filip De Bock, has been instructed by WDP to prepare a report on the Joint Merger Proposal pursuant to article 12:114 BCCA (the “Statutory Auditor Report”). The fee of KPMG Bedrijfsrevisoren BV/SRL for preparing this report amounts to EUR 65,000, excluding VAT.

One or more independent merger appraisers (the “Merger Appraiser”) will be appointed by the president of the Commercial Court of Nanterre to prepare a report including the elements required by

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articles L. 236-10 and L. 236-37 of the French Commercial Code (the “Merger Appraiser Report”). The fee of the Merger Appraiser is to be determined after its appointment.

12	INFORMATION ON THE PROCEDURES FOR ADOPTING ARRANGEMENTS RELATING TO EMPLOYEE PARTICIPATION (ART. 12:111, SECTION 2, 10° BCCA AND ART. R. 236-21, 11° OF THE FRENCH COMMERCIAL CODE)

Neither at the level of the Company Being Acquired, nor at the level of the Acquiring Company, there is any employee participation or employee participation rights as referred to in, respectively, article L. 2351-6 of the French Labour Code (for the Company Being Acquired) and the Collective Bargaining Agreement no. 94 of 29 April 2008, as amended by the Collective Bargaining Agreement no. 94/1 of 20 December 2022 (for the Acquiring Company). The Merging Companies are not obliged on other grounds to arrange for employee participation at the Acquiring Company. Accordingly, this Joint Merger Proposal does not contain any information on the procedures for adopting arrangements relating to the involvement of employees in the definition of their employee participation rights in the Acquiring Company as from Completion.

13	INFORMATION ON THE EVALUATION OF THE ASSETS AND LIABILITIES TRANSFERRED TO THE ACQUIRING COMPANY (ART. 12:111, SECTION 2, 11° BCCA AND ART. R. 236-21, 8° OF THE FRENCH COMMERCIAL CODE)

13.1	Evaluation of the assets and liabilities

The evaluation of the assets and liabilities of the Company Being Acquired that, as the case may be, indirectly through the transfer of the shares in New Argan following the Hive-Down, will transfer to the Acquiring Company as a result of the Merger has been made at the value as shown in the Argan Reference Accounts.

The Acquiring Company will recognise in its financial statements the identifiable assets acquired and liabilities assumed at their fair values on the Merger Effective Time. Any difference between the fair value of the net assets acquired and the fair value of the consideration transferred will be recognised as either goodwill or a gain on a bargain purchase, as applicable.

13.2	Assets and liabilities transferred to the Acquiring Company

Subject to the fulfilment (or, if and to the extent legally possible, waiver) of the Conditions Precedent, and under the terms and conditions provided for herein, any and all of the property, rights and obligations and any assets and liabilities of the Company Being Acquired as they will exist as at the Merger Effective Time shall be transferred by universal succession of title to the Acquiring Company, with no restriction or exception, save as provided for by applicable law.

The description of the assets and liabilities transferred by universal succession of title to the Acquiring Company as a result of the Merger is established for information purposes only based on the Argan Reference Accounts, it being understood that the Merger would be preceded by the Hive-Down, and is without prejudice to what is set forth in the second paragraph of clause 13.1.

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This description is not limitative as the Merger will lead to a transfer by universal succession of title of all assets and liabilities of the Company Being Acquired as at the Merger Effective Time.

13.2.1	ASSETS

The assets that will be transferred to the Acquiring Company, as the case may be, indirectly through the transfer of the shares in New Argan following the Hive-Down, are further detailed in the Argan Reference Accounts. Without this description being restrictive, the assets (directly or indirectly) transferred to the Acquiring Company as part of the Merger will include the following as shown in Argan Reference Accounts:

Assets	Book value at 31 December 2025 (thousands €)
Total non-current assets	4,261,336
Total current assets	101,866
Assets held for sale	0
Total assets	4,363,202

For the avoidance of doubt, should any assets not be mentioned in this Joint Merger Proposal as a result of any error or omission, or otherwise, those assets shall be deemed to be, directly or indirectly, the property of the Acquiring Company and shall be rightfully transferred by universal succession of title to the Acquiring Company at the Merger Effective Time without adjustment of the Exchange Ratio.

13.2.2	Liabilities

Without limiting the generality of the foregoing, the Acquiring Company will, as the case may be, indirectly through the transfer of the shares in New Argan following the Hive-Down, assume and pay all of the following liabilities as shown in the Argan Reference Accounts:

Liabilities	Book value at 31 December 2025 (thousands €)
Total non-current liabilities	1,129,456
Total current liabilities	784,238
Liabilities related to assets held for sale	0
Total liabilities	1,913,694

13.3	Net asset value of the assets and liabilities

Based on the Argan Reference Accounts, the difference between the contributed assets and the contributed liabilities (i.e. the net assets, directly or indirectly, transferred by the Company Being Acquired to the Acquiring Company by universal succession), amounts to:

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Book value at 31 December 2025 (thousands €)
Total assets	4,363,202
Total liabilities	1,913,694
Contributed net assets	2,449,508

As of the date of the Argan Reference Accounts, the Company Being Acquired has (i) off-balance sheet commitments for the construction of investment properties amounting to 36,433 thousand euros and

(ii) minority interests of 41,337 thousand euros.

13.4	Estimated values as at the Merger Effective Time

The Company Being Acquired has drawn up in Schedule 1 an estimated consolidated balance sheet as of the estimated Merger Effective Time (i.e., 1 January 2027 at 00:00 (Belgian time) (immediately after the Hive-Down becomes effective from an accounting and tax perspective)) (the “Argan Provisional Accounts”).

Based on the Argan Provisional Accounts, the provisional value of the IFRS net assets of the Company Being Acquired legally transferred to the Acquiring Company is equal to 2,595,925 thousand euros. In addition, the provisional value of the minority interests of the Company Being Acquired transferred to the Acquiring Company is equal to 42,216 thousand euros.

The final net value of the assets and liabilities legally transferred to the Acquiring Company will be determined based on the final accounts of Argan as of the Merger Effective Time and in accordance with clause 13.1.

Any difference between the provisional value and the final value of the net assets of the Company Being Acquired legally transferred to the Acquiring Company will not lead to any adjustment of the Exchange Ratio.

The Merger is not expected to lead to the recognition of any goodwill (i.e., a positive difference between the fair value of the net assets acquired and the fair value of the consideration transferred) in the accounts of the Acquiring Company.

The Merger is expected to lead to the recognition of a merger premium (prime de fusion). On the basis of the closing share price of the WDP Shares as per 22 July 2026 (i.e., EUR 22.40), the pro forma provisional contribution value of the identifiable assets acquired and liabilities assumed in the context of the Merger would amount to approximately 1,731,452 thousand euros. Assuming that 77,296,971 New Shares would be issued4, the share capital of the Acquiring Company would be increased with an amount of approximately 88,560 thousand euros, and the pro forma provisional merger premium would amount to approximately 1,642,892 thousand euros. The figures set out in this paragraph are for illustrative purposes only and remain subject to change.

4 On a fully diluted basis, taking into account the existing 25,766,939 Argan Shares, the 15,435 free shares granted in 2026 under the 2025 free share plan, and the 16,717 treasury shares held by the Company Being Acquired.

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14	DATES OF THE ACCOUNTS OF THE MERGING COMPANIES USED TO ESTABLISH THE CONDITIONS OF THE MERGER (ART. 12:111, SECTION 2, 12° BCCA AND ART. R. 236-21, 9° OF THE FRENCH COMMERCIAL CODE)

To establish the conditions of the Merger, where applicable, the following accounts were used:

(i)	for the Acquiring Company: its consolidated annual accounts as at 31 December 2025, are available at the website of the Acquiring Company (via the following link: https://wdp.eu/actions/site-module/asset-download/download?id=316283);
(ii)	for the Company Being Acquired: its consolidated annual accounts as at 31 December 2025 are available at the website of the Company Being Acquired (via the following link: https://pix-cus-s3-argan-assets.s3.gra.io.cloud.ovh.net/uploads/2026/03/JypA4rB7ga/Argan- Document-Enregistrement-Universel-2025_VF.pdf) (the “Argan Reference Accounts”).

15	DETAILS OF THE OFFER OF CASH COMPENSATION IN ACCORDANCE WITH THE WITHDRAWAL RIGHT (ART. R. 236-21, 13° OF THE FRENCH COMMERCIAL CODE)

Pursuant to article L. 236-40 of the French Commercial Code, the shareholders of the Company Being Acquired who vote against the Merger (or whose voting rights were temporarily suspended) at the Argan EGM may exercise an exit right with respect to the Argan Shares they hold, provided that they continue to hold such shares until the time that they exercise such right (the “Withdrawal Right”).

Pursuant to article R. 236-26 I of the French Commercial Code, shareholders of the Company Being Acquired benefiting from the Withdrawal Right may exercise their Withdrawal Right by filing a request with the Company Being Acquired within 10 days after the date of the Argan EGM having approved the Merger (a “Withdrawal Request”).

The cash compensation price pursuant to the exercise of the Withdrawal Right is equal to EUR 71.10 per Argan Share (the “Cash Compensation”).

The board of directors of the Acquiring Company and the management board of the Company Being Acquired have used a multicriteria approach, including notably the following valuation methods: the net asset values, discounted cash flows (DCF), dividend yields and share prices (60 days’ VWAP), for determining the Cash Compensation.

The proposed Cash Compensation (i) has been set in accordance with the provisions of article R. 236-26 of the French Commercial Code and article L. 433-4 of the French Monetary and Financial Code,

(ii) will be reduced by the gross amount of the Argan Distribution (if and to the extent distributed prior to the Merger Effective Time) and any other distribution to the shareholders of the Company Being Acquired (regardless of whether such distribution takes the form of an annual dividend or interim dividend, or any other form (in cash or in kind)) where the right to such distribution arises prior to the Merger Effective Time and (iii) will be paid net of dividend withholding tax or any other tax that is required to be deducted or withheld in accordance with applicable law.

The electronic address to be used by Argan’s shareholders for the purpose of exercising the Withdrawal Right shall be fusionwdpargan@argan.fr.

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16	SAFEGUARDS OFFERED TO CREDITORS (ART. 12:111, SECTION 2, 14° BCCA AND ART. R. 236-21, 14° OF THE FRENCH COMMERCIAL CODE)

The Merging Companies are of the view that the financial condition of the Acquiring Company after the Merger will provide no less collateral than prior to the Merger and that the claims of creditors of the Merging Companies will be satisfied. Therefore, no safeguards, such as guarantees or pledges, will be provided to creditors in connection with the Merger.

16.1	Creditor objection right

In accordance with the provisions of article 12:112/1 BCCA and articles L. 236-15 and R. 236-34 of the French Commercial Code, the creditors of the Merging Companies whose claims predate the publication of this Joint Merger Proposal may lodge an objection within three (3) months from the last publication of this Joint Merger Proposal.

Meetings of the bondholders of the Company Being Acquired would not be required as part of the Merger, assuming:

-                 the €500,000,000 bonds due 17 November 2026 issued on 17 November 2021 will be fully redeemed prior to the Merger Effective Time;

-                 the €500,000,000 bonds due 30 October 2029 issued on 30 April 2026 will be transferred to New Argan as part of the Hive-Down.

In any event, the exercise of the creditors’ rights described above will not prevent the Completion.

17	AMENDMENT OF THE ARTICLES OF ASSOCIATION OF THE ACQUIRING COMPANY

The articles of association of WDP as in effect on the date of this Joint Merger Proposal are available on WDP’s website5. The current corporate purpose of the Acquiring Company is sufficiently broad to also encompass all activities of the Company Being Acquired and will therefore not be amended.

Pursuant to the Merger, the number of shares of WDP will increase by the number of New Shares issued pursuant to the Merger. As the exact number of New Shares may only be determined after the end of the period during which Argan’s shareholders can decide to dispose of their shares of Argan further to the Withdrawal Right, it will be proposed to the WDP EGM to authorize the board of directors of WDP to determine the exact number of New Shares to be issued pursuant to the Merger after the end of the latter period. The new number of WDP Shares and the new amount of the share capital resulting from the capital increase pursuant to the Merger shall be inserted in article 7 of the articles of association of WDP.

In addition, in the context of the Merger, the Acquiring Company shall also propose to its general meeting of shareholders to:

(i)	renew WDP’s authorized capital (by amending article 8 of the articles of association);
(ii)	renew WDP’s authorization to acquire and transfer of own securities (by amending article 11 of the articles of association); and

5 https://wdp.eu/en/actions/site-module/asset-download/download?id=203603

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(iii)	amend the modalities of the mandatory right of proposal of the reference shareholder(s) individually and directly holding a certain percentage of WDP’s shares, so as to reduce the threshold from 10% to 7.5% (by amending article 15 of the articles of association).

The envisaged revised articles of association of WDP upon Completion are attached as Schedule 2, it being understood that the Completion of the Merger will not be subject to the approval of the renewals and amendments set forth above.

18	LEGAL EFFECT OF THE MERGER – CERTAIN TRANSFER FORMALITIES

At the Merger Effective Time:

-	all assets and liabilities of Argan (without limitation) will be transferred to WDP by universal succession of title and WDP will be automatically subrogated in all of the rights and obligations of Argan resulting from any contract or commitment, of whatever nature;
-	each holder of Argan Shares (if and to the extent it has not disposed of its Argan Shares further to the Withdrawal Right) will receive New Shares, subject to the terms and conditions set out in this Joint Merger Proposal;
-	Argan will be dissolved without going into liquidation;
-	all legal proceedings pending by or against Argan, including any proceedings that are initiated between the date of this Joint Merger Proposal and the Merger Effective Time, will be continued with the substitution of WDP, or as the case may be, its then wholly owned subsidiary New Argan, for Argan as a party;
-	unless otherwise provided therein, every contract, agreement or instrument to which Argan is a party will become a contract, agreement or instrument between WDP and the counterparty with the same rights and subject to the same obligations, liabilities and incidents (including rights of set-off), as would have been applicable thereto if that contract, agreement or instrument had continued in force between Argan and the counterparty, and any money due and owing (or payable) by or to Argan under or by virtue of any such contract, agreement or instrument shall become due and owing (or payable) by or to WDP instead of Argan; and
-	any agreements entered into between Argan and WDP shall, as a result of this Merger, be automatically terminated at the Merger Effective Time; however, unless otherwise provided therein, any agreements to which any third party is also a party shall continue to apply with WDP as a party.

19	RIGHTS OF THE SHAREHOLDERS OF THE MERGING COMPANIES

19.1	WDP SHAREHOLDERS

At least six weeks before the WDP EGM, a copy of this Joint Merger Proposal will be communicated to all holders of registered shares in the Acquiring Company (art. 12:115, §1, section 2 BCCA).

At least six weeks before the WDP EGM, WDP’s board of directors will provide WDP’s employees with, and WDP’s shareholders may take note of, a written report on the legal and economic aspects of the Merger and explaining the implications of the Merger for employees, including the items mentioned in article 12:113 BCCA (the “Board Report”).

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Each shareholder of the Acquiring Company has the right to take note of the following documents at the website of the Acquiring Company (art. 12:115, §2 and §4 BCCA):

-                 this Joint Merger Proposal;

-                 the Board Report and the Management Report;

-                 the Statutory Auditor Report and the Merger Appraiser Report;

-                 the annual accounts approved by the general meetings, as well as the annual reports and the audit reports for the last three financial years of both WDP and Argan;

-                 2026 half-year financial report of both WDP and Argan.

19.2	Argan shareholders

At least six weeks before the Argan EGM, Argan’s management board will provide electronically Argan’s shareholders with a written report on the Merger including the items mentioned in articles L. 236-36 and

R. 236-24 of the French Commercial Code (the “Management Report”).

At least thirty days before the Argan EGM, each shareholder of the Company Being Acquired has the right to take note of the following documents at the registered office of the Company Being Acquired (art. R. 236-4, R. 236-5 and R. 236-20 of the French Commercial Code):

-	this Joint Merger Proposal;
-	the Management Report;
-	the Merger Appraiser Report;

-	the annual financial statements approved by the general meetings, as well as the annual reports for the last three financial years of both WDP and Argan;

-                 2026 half-year financial report of both WDP and Argan.

20	TAX MATTERS

The Merging Companies declare that (i) Argan is a French société anonyme incorporated under French law that has elected for the listed real estate investment company regime (sociétés d’investissements immobiliers cotées — SIIC) provided for in article 208 C of the FTC and (ii) WDP is a regulated public real estate company (société immobilière réglementée publique) in the form of a Belgian société anonyme that has elected, through its permanent establishment in France, for the SIIC regime provided for in article 208 C of the FTC.

The Merging Companies shall comply with all applicable legal provisions with respect to the filings to be made for the payment of corporate income tax and all other taxes or duties arising from the completion of the contributions made pursuant to the Merger.

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20.1	Corporate income tax

The Merger shall be placed under the favourable tax regime provided for in articles 210 A et seq. of the FTC, applicable to SIIC, in accordance with article 208 C bis of the same code.

This regime shall apply insofar as WDP has a permanent establishment in France to which all assets and liabilities transferred in connection with the Merger will be allocated at their tax value, so that the allocation condition set out in article 210 C of the FTC will be satisfied.

Considering that the Merger is placed under the favourable tax regime provided for in articles 210 A et seq. of the FTC, WDP, through its permanent establishment in France, undertakes to comply with all requirements set out in articles 210 A and 208 C bis of the FTC and, in particular, where applicable, to:

(a)	record as liabilities on its balance sheet, on the one hand, the provisions the taxation of which has been deferred at Argan and which do not become without purpose as a result of the Merger, including regulated provisions (provisions réglementées) and, on the other hand, the special reserve to which Argan has allocated long-term capital gains previously subject to corporate income tax at one of the reduced rates provided for in article 219, I, a of the FTC, as such reserve appears, where applicable, on Argan’s balance sheet, as well as the reserve to which provisions for fluctuations in prices have been allocated pursuant to the sixth paragraph of article 39, 1, 5° of the FTC;
(b)	substitute itself for Argan with respect to the add-back of income the taxation of which had been deferred;
(c)	calculate any capital gains subsequently realized upon the disposal of non-depreciable fixed assets contributed to it, or of assets treated as such pursuant to article 210 A, 6 of the FTC, on the basis of the value that such assets had, for tax purposes, in Argan’s books as at the effective date of the transaction for tax purposes;
(d)	add back to its taxable profits, in accordance with the conditions provided for in article 210 A, 3 d of the FTC, the capital gains arising on the contribution of depreciable assets, without omitting to include in the income for the financial year in which a disposal occurs the portion not yet taxed of the capital gains relating to those assets that have been disposed of before the end of the add-back period. Such add-back shall be carried out over a period of five years for assets other than buildings and over a period of fifteen years (or, where applicable, a weighted average) for buildings. It is further specified that the add-back relating, where applicable, to properties referred to in article 208 C, I of the FTC constitutes an element of income subject to the distribution obligations referred to in the second paragraph of article 208 C, II of the same article.

From the financial year in which WDP deducts from its taxable income, pursuant to the third paragraph of article 39, 1, 2° of the FTC, the amortization of goodwill (fonds commercial) recorded in the accounts, such goodwill falls within the scope of article 210 A, 3 d of the FTC. Where the goodwill received does not give rise to amortization deducted from taxable income, it falls within the scope of article 210 A, 3 c of the FTC;

(e)	record on its balance sheet the items other than fixed assets (or assets treated as such pursuant to article 210 A, 6 of the FTC) included in the contribution at the value that such items had, for tax purposes, in Argan’s books or, failing that, include in the income for the financial year in which this Merger takes place the profit corresponding to the difference
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between the new value of such items and the value they had, for tax purposes, in Argan’s books;

(f)	include in the annual financial statements of its French permanent establishment the accounting entries of Argan, providing a breakdown of net book values between the initial value of the fixed assets and the depreciation and impairment provisions recorded for such assets. It shall furthermore continue to calculate amortization charges on the basis of the original value that the contributed assets had in Argan’s books;
(g)	proceed, in accordance with article 42 septies of the FTC, with the staggered add-back of any capital equipment subsidies obtained by Argan, up to the portion of such subsidies remaining to be taxed as at the effective date of the transaction for tax purposes;
(h)	substitute itself, where applicable, for Argan with respect to the distribution obligations provided for in the second to fourth paragraphs of article 208 C, II of the FTC;
(i)	distribute, where applicable, 70% of the amount of the capital gain referred to in the second paragraph of article 210 A, I of the FTC (merger bonus) before the end of the second financial year following the financial year in which this Merger is completed.

WDP also undertakes to assume any commitments entered into by Argan in connection with prior contribution or merger transactions carried out by Argan or made for the benefit of Argan and placed under the favourable tax regime and, more generally, to substitute itself for Argan with respect to any tax-related commitment that may have been entered into by Argan.

WDP further expressly undertakes:

-	to append to its tax return a tracking statement, in the form prescribed by the French tax authorities, of the capital gains held in tax deferral for the financial year in which the transaction is completed and for subsequent financial years, showing, for each category of asset, the information necessary to calculate the taxable income upon the subsequent disposal of the relevant assets, in accordance with article 54 septies I of the FTC and article 38 quindecies of Annex III to the FTC.

WDP shall also, in accordance with article 54 septies II of the FTC, maintain and produce upon request by the French tax authorities a register of capital gains arising on non-depreciable assets the taxation of which has been deferred;

-	on behalf of Argan, to notify the French tax authorities of the cessation of its activity within forty-five (45) days following the final completion of the Merger and to file, within sixty (60) days following the same date, a cessation of business declaration, in accordance with article 201 of the FTC, to which shall be appended the tracking statement of the tax values of assets benefiting from a tax deferral, as provided for in article 54 septies I of the FTC and containing the information specified in article 38 quindecies of Annex III to the FTC.

Argan undertakes to file the specific return referred to in Article 210-0 A, IV of the FTC.

20.2	Value-added tax

This Merger shall be neutral for value added tax purposes, in accordance with article 257 bis of the FTC.

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20.3	Registration duties

The Merger constitutes a merger within the meaning of articles 301 B and 301 F of Annex II to the FTC and shall therefore be eligible for the regime provided for in article 816 of the FTC. Accordingly, the Merger shall be registered free of registration duties.

20.4	Other taxes and duties

WDP shall be subrogated to all rights and obligations of Argan, in particular with respect to any taxes, duties or tax obligations that may be assessed against it and undertakes to satisfy the corresponding payment and filing obligations.

21	OTHER PROVISIONS

21.1	Language

This Joint Merger Proposal has been drawn up in Dutch, French and English. It is intended that the contents of these three language versions are identical, apart from the fact that the contents are drawn up in three different languages, it being specified that in the case of any dispute on the interpretation of this Joint Merger Proposal, the French version will prevail.

21.2	Formalities

This Joint Merger Proposal will be filed:

-	with the clerk’s office of the enterprise court (tribunal de l’entreprise / ondernemingsrechtbank) of Brussels, Dutch-speaking division, in accordance with article 12:112, §1 BCCA and be published in the Annexes to the Belgian Official Journal. On the same date, a notice to the shareholders, creditors and employee(s) (representatives) of the Acquiring Company in accordance with article 12:112, §1, 2° BCCA will also be filed and published. In accordance with this notice, shareholders, creditors and employees of WDP may submit comments concerning the Joint Merger Proposal no later than five business days prior to the WDP EGM; and
-	with the registry of the Commercial Court of Nanterre, in accordance with article L. 236-6 of the French Commercial Code, together with a notice regarding this Joint Merger Proposal (art. R. 236-22 of the French Commercial Code) and informing Argan’s shareholders, creditors, and employee representatives - or, in their absence, the employees themselves - that they may submit comments regarding this Joint Merger Proposal up to five business days before the date of the EGM in accordance with article L. 236-35 of the French Commercial Code. This Joint Merger Proposal will also be subject of a notice published in a platform authorized to publish legal notices, in the Bulletin officiel des annonces civiles et commerciales and in the Bulletin des annonces légales obligatoires in accordance with articles R. 236-2 and R. 236-22 of the French commercial code.

21.3	Severability

The provisions of the Joint Merger Proposal shall be deemed severable and the invalidity or unenforceability of any (part of a) provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Joint Merger Proposal is void, invalid or unenforceable, in

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whole or in part, a suitable provision shall be substituted therefor by operation of law by a provision that is legal, valid and enforceable and that, as regards its content, scope and intention, comes as close as possible to the original provision or part thereof.

21.4	Interaction with Merger Agreement

In the event of any dispute between the Merging Companies in connection with the content of this Joint Merger Proposal, this Joint Merger Proposal shall be interpreted by the Merging Companies in their mutual relationship in accordance with the provisions of the Merger Agreement. However, in the event of contradictions between the Merger Agreement and this Joint Merger Proposal, this Joint Merger Proposal will prevail.

21.5	Jurisdiction

All disputes, on whatever basis (contractual or extracontractual), arising out of or in connection with this Joint Merger Proposal, the Merger Agreement or agreements that are concluded in its implementation, shall be finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce, as in force at the time of the dispute. Unless the Parties agree otherwise, the arbitration shall be conducted by three arbitrators appointed in accordance with said Rules. The place of arbitration shall be Paris (France) and the language used shall be French.

The arbitration agreement shall be governed by Belgian law as applicable to the Merger Agreement, except for matters in respect of which French law must mandatorily apply.

Nothing in this clause shall prevent either Merging Company from seeking interim or conservatory measures from any competent court.

22	POWERS OF ATTORNEY

Each Merging Company hereby authorises each member of its governing body, Lars Van Bever, Joris De Wolf, Eva Milants and Adrien Boxus (attorneys with Eubelius BV/SRL), Silke De Greef (paralegal assistant with Eubelius BV/SRL), as well as, more generally, all attorneys and paralegal assistants of Eubelius BV/SRL as well as Notary Tim Carnewal and each other notary or collaborator of Berquin Notarissen BV/SRL, each of them acting alone and with full power of substitution and sub-delegation, to do whatever may be necessary or useful for the accomplishment of all formalities (including but not limited to the preparation and execution of all documents and forms) with a view to (i) the filing of this Joint Merger Proposal, as well as a notification to the shareholders, creditors and employees with the registry of the competent enterprise court (ii) the publication thereof in the Annexes to the Belgian Official Gazette, (iii) obtaining a pre-merger certificate confirming compliance with all legal formalities in Belgium, (iv) the filing of the merger certificate with the relevant authorities, (v) the passing of the notarial deed(s) confirming the completion of the Merger, in accordance with article 12:118 BCCA, (vi) the registration or amendment of the Crossroads Bank for Enterprises’ records, (vii) the update of the securities registers, (viii) the effectuation of the transfer of assets and liabilities further to the Merger (such as (the update of) the registration of intellectual property rights), (ix) more in general, the realization of the Merger (such as the update or cancellation of the registrations with the VAT-administration and the social security fund).

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The Acquiring Company authorises each member of its governing body, each of them acting alone and with full power of substitution and sub-delegation, to make a declaration before the instrumenting notary regarding the provision of the documents in accordance with the applicable legal provisions.

The Company Being Acquired authorises each member of its governing body, each of them acting alone and with full power of substitution and sub-delegation, to make a declaration before the instrumenting notary regarding the provision of the documents in accordance with the applicable legal provisions.

The Acquiring Company and the Company Being Acquired hereby authorise the holder of an original or a certified copy of the Joint Merger Proposal to exercise such formalities as shall be necessary or appropriate to facilitate the Merger.

The attorneys-in-fact (as well as the substitutes and subdelegates) may act as counterparty to each company as well as in the event of any (current or future) conflict of interest.

To the extent permitted by law, each company waives any liability claim against the attorney(s)-in-fact (as well as the substitutes and subdelegates) and undertakes to indemnify them for any damage they may incur because of any act carried out in relation to this power of attorney.

________________

This Joint Merger Proposal will be filed with the clerk’s office and the registry in one copy per company involved.

________________

[remainder of the page intentionally left blank]

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On behalf of Warehouses De Pauw NV,

/s/ Joost Uwents

	/s/ Joost Uwents		/s/ Rik Vandenberghe
Name:	Joost Uwents	Name:	Rik Vandenberghe
Title:	director	Title:	director
Date:	23 July 2026	Date:	23 July 2026

On behalf of Argan S.A.,

/s/ Ronan Le Lan

______________________________________________

Name: Ronan Le Lan
Title: président du directoire
Date: 23 July 2026

Schedules:          1. Argan Provisional Accounts

2. Proposed draft articles of association of WDP upon Completion

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SCHEDULE 1 – ARGAN PROVISIONAL ACCOUNTS

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SCHEDULE 2 – PROPOSED DRAFT ARTICLES OF ASSOCIATION OF WDP UPON

COMPLETION

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“Warehouses De Pauw” or “WDP” for short.

Public limited company

Public real estate company under Belgian law
Blakebergen 15, 1861 Meise/Wolvertem

Register of legal entities Brussels (in Dutch): 0417.199.869
VAT number: BE 0417.199.869

The original version of these articles of association has been written in Dutch; this English version is an unofficial translation.

DRAFT COORDINATED ARTICLES OF ASSOCIATION [ON [DATE]]

HISTORY

Deed of constitution

- Company established with the name “Rederij De Pauw”, and with the legal form of a public limited company, in a deed drawn up before the civil-law notary Paul De Ruyver, in Liedekerke, on 27 May 1977, registered in the Annex to the Belgian Bulletin of Acts and Decrees of 21 June of that year, under number 2249-1.

Amendments to the deed

[History]

ARTICLES OF ASSOCATION

CHAPTER I – NAME – FORM – DURATION – REGISTERED OFFICE – OBJECT

ARTICLE 1. NAME – FORM

The company is a public limited company.

It has the name “Warehouses De Pauw”, abbreviated as “WDP”.

It is subject to the legal system of public regulated real estate companies (gereglementeerde vastgoedvennootschappen) known as “public RREC” or “PRREC”.

The company name and all of the documents which it produces (including all deeds and invoices) contain the words “public regulated real estate company under Belgian law”, or “public RREC under Belgian law” or “PRREC under Belgian law”, or are immediately followed by these words.

The company is always subject to applicable regulations as they apply to regulated real estate companies and in particular to the provisions contained in the Act of 12 May 2014 concerning regulated real estate companies, as amended from time to time (the “RREC Act”) and to the Royal Decree of 13 July 2014 relating to regulated real estate companies, as amended from time to time (the “RREC Royal Decree”) (this RREC Act and RREC Royal Decree are hereafter together referred to as the “RREC Legislation”).

ARTICLE 2. DURATION

1

The duration of the company is unlimited. It can be dissolved by a resolution of the general meeting deliberating in accordance with the conditions and forms required for amendment of the articles of association.

ARTICLE 3. REGISTERED OFFICE

The company’s registered offices are in the Flemish Region.

The registered offices can be relocated in Belgium by a decision of the board of directors, provided the relocation does not demand a change in the language of the articles of association to comply with applicable language legislation.

The company can establish branch offices or agencies either in Belgium or abroad by simple decision of the board of directors.

ARTICLE 4. WEBSITE AND E-MAIL ADDRESS

The company’s website is: www.wdp.eu.

The company can, in application and within the limits of Article 2:31 of the Code of companies and associations, be contacted at the following e-mail address: shareholdersmeetings@wdp.eu.

ARTICLE 5. OBJECT

The sole object of the company is:

(a)  directly or through a company in which it holds an interest in accordance with the provisions of the RREC Legislation and for the implementation of decisions taken and rules of it, to make real estate available to users; and

(b)  within the boundaries of the RREC Legislation, to possess real estate as stated in Article 2, 5°, i to xi of the RREC Act.

“Real estate” shall mean:

i.	immovable property as defined in Article 517 and thereafter of the Civil Code, and the rights in rem to said immovable property, excluding the immovable property of a forestry, agricultural or mining nature;
ii.	voting shares issued by real estate companies, of which more than 25% of the share capital is held directly or indirectly by the company;
iii.	pre-emptive rights to real estate;
iv.	shares in public or institutional RRECs, provided in the latter case that more than 25% of the capital is held directly or indirectly by the company;
v.	rights arising from contracts giving the company leasehold of one or several real estate assets or other similar rights of use;
vi.	participation rights in public and institutional real estate investment trusts;
vii.	participation rights in foreign institutions for collective investment in real estate registered in the list referred to in Article 260 of the Act of 19 April 2014;
viii.	participation rights in institutions for collective investment in real estate established in another Member State of the European Economic Area and not registered in the list
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referred to in Article 260 of the Act of 19 April 2014, provided they are subject to supervision equivalent to that applying to the public real estate investment trusts;

ix.	shares or participation rights issued by companies (i) that are legal entities; (ii) are governed by the law of another Member State in the European Economic Area; (iii) whose shares have or have not been admitted for trading on a regulated market and/or are or are not subject to a prudential supervision regime; (iv) whose main activity consists in the acquisition or construction of immovable goods with a view to making these available to users, or direct or indirect ownership of share capital in companies with similar activities; and (v) that are exempt from income tax on the profits from the activities referred to in clause (iv) above, assuming compliance with certain legal obligations, and that are at least required to distribute part of their revenue to their shareholders (“Real Estate Investment Trusts” (REITs));
x.	mortgage debentures as referred to in Article 5, §4, of the Act of 16 June 2006;
xi.	participation rights in an FISS/GVBF;

xii.      as well as all other goods, shares or rights defined as real estate in the RREC Legislation. Real estate as referred to in (vi), (vii), (viii), (ix) and (xi) above that constitute participation rights in alternative investment funds within the meaning of Directive 2011/61/EU of the European Parliament and of the Council of 8 June 2011 on managers of alternative investment funds and amending Directives 2003/41/EC and 2009/65/EC and of the Regulations (EC) no. 1060/2009 of the European Parliament and the Council of 16 September 2009 on credit rating agencies and (EU) no. 1095/2010 of the European Parliament and of the Council of 24 November 2010 establishing a European supervisory authority (European Securities and Markets Authority) amending Decision no. 716/2009/EC and repealing Commission Decision 2009/77/EC cannot be qualified as voting shares issued by real estate companies regardless of the amount of the shareholding held directly or indirectly by the company.

(c)   enter into, in the long term, where appropriate in collaboration with third parties, directly or through a company in which it holds a shareholding in accordance with the RREC Legislation, with a public contracting authority or enter into one or many:

(i)	DBF contracts (“Design, Build, Finance”);
(ii)	DB(F)M contracts (“Design, Build, (Finance) and Maintain”);
(iii)	DBF(M)O contracts (“Design, Build, Finance, (Maintain) and Operate”); and/or
(iv)	contracts for public works concessions relating to buildings and/or other real estate infrastructure and to services relating thereto, and on the basis of which:
(i)	the company is responsible for the provision, maintenance and/or operation for a public entity and/or citizens as end-users, in order to satisfy a social need and/or to allow the provision of a public service; and
(ii)	the company, without necessarily having rights in rem, can assume, in whole or in part, the financing risks, the availability risks, the demand risks and/or the operational risks, as well as the construction risk; and

(d)   in the long-term, as the case may be in collaboration with third parties, directly or through a company in which it has a shareholding in accordance with the RREC Legislation, develop, have

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developed, establish, have established, manage, have managed, operate, have operated or make available:

(i)	utilities and storage facilities for the transport, distribution or storage of electricity, gas, fossil or non-fossil fuels and energy in general, including assets related to it;
(ii)	utilities for transport, distribution, storage or purification of water, including assets related to it;
(iii)	installations for the generation, storage and transport of renewable or non-renewable energy, including assets related to it; or
(iv)	incinerators and landfills, including assets related to them.

In the context of the provision of real estate, the company may exercise all activities related to erection, construction (without infringing the prohibition on acting as a property developer, except for occasional transactions), alteration, fitting out, renovation, development, acquisition, sale, letting, sub-letting, exchange, inclusion, transfer, sub-division, bringing of real estate assets into a system of co- or joint ownership, as described above, the granting or receipt of the right of superficies, the right to the usufruct, long-term lease or other real or personal rights, management and running of properties.

The company may also, in accordance with the RREC Legislation:

•        rent immovable goods with or without a purchase option;

•	let immovable goods, with or without a purchase option, with the understanding that it is only permitted to let immovable goods with a purchase option as a secondary activity;
•	invest, on an occasional or temporary basis, in securities other than properties within the meaning of the RREC Legislation. These investments are made in accordance with the risk management policy adopted by the company and will be diversified to ensure suitable risk diversification. The company may also hold unallocated liquid assets. The liquid assets may be held in any currency in the form of deposits on demand, term deposits, or any money market instrument that makes the money readily available;

•        offer mortgages or any other securities or guarantees for the financing of the real estate activities of the company or its group;

•        grant loans;

•	perform transactions on permitted hedging instruments (as defined in the RREC Legislation) to the extent that these transactions are part of a policy defined by the company to hedge financial risks, with the exception of speculative transactions.

The company may acquire, lease or rent, transfer or exchange any and all moveable or immovable goods, materials and necessities, and in general perform all commercial or financial operations directly or indirectly related to its object and the exploitation of all intellectual rights and commercial properties pertaining to these.

In so far as is compatible with the RREC Legislation, the company can obtain a share by cash contribution or contribution in kind, merger, de-merger or other restructuring under company law, subscription, participation, financial intervention or by any other means, in all existing companies and enterprises, or those yet to be formed, in Belgium or abroad, that have a corporate object which is

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similar to its own or which, by its nature, seeks to accomplish, or facilitates the accomplishment of, its own object.

ARTICLE 6. PROHIBITORY PROVISIONS

The company cannot act as a property developer within the meaning of the RREC Legislation, except on an occasional basis.

The company is prohibited:

1° from participation in an association for permanent inclusion or guarantee;

2° from lending financial instruments, except for lending that is performed under the conditions and according to the stipulations of the Belgian Royal Decree of 7 March 2006; and

3° from acquiring financial instruments that are issued by a company or a private association that has been declared bankrupt, has reached an amicable settlement with its creditors, is the subject of a judicial reorganisation procedure, has obtained postponement of payment, or for which a similar measure has been taken abroad; and

4° from entering into contractual agreements or providing for statutory provisions with regard to perimeter companies that would harm their entitlement pursuant to the applicable law to vote based on a shareholding of 25% plus one share.

CHAPTER II – CAPITAL – SHARES – OTHER SECURITIES

ARTICLE 7. CAPITAL

The capital of the company amounts [to be completed: amount of the capital immediately after the merger] EUR (€ [●]), divided into [to be completed: number of shares after the merger] ([●]) shares, without nominal value, each representing an equal fraction of the capital.

ARTICLE 8. AUTHORISED CAPITAL

The board of directors is authorised, within the constraints of the mandatory provisions contained in the applicable company law, to increase the share capital on the dates and subject to the conditions that it specifies, in one or more increments, up to a maximum amount of:

I.                    [to be completed: 50% of the amount of the capital immediately after the merger, rounded down to the nearest eurocent] EUR (€ [●]), if the capital increase to be realised is a capital increase in cash with the option for the company’s shareholders to exercise their preferential right or irreducible allocation right (as referred to in the RREC Legislation (as defined in Article 1 of the articles of association))]; and

II.                  [to be completed: 50% of the amount of the capital immediately after the merger, rounded down to the nearest eurocent] EUR (€ [●]), if the capital increase to be realised involves the distribution of an optional dividend; and

III.                 [to be completed: 10% of the amount of the capital immediately after the merger, rounded down to the nearest eurocent] EUR (€ [●]), if the capital increase to be realised is (a) a capital increase in kind, or (b) a capital increase in cash without the option for the company’s shareholders to exercise their preferential right or irreducible allocation right (as referred to in the RREC Legislation), or (c) any other kind of capital increase;

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with the understanding that the capital will not be allowed to increase within the context of this mandate by an amount that exceeds the amount of the capital on the date of the extraordinary general meeting that approves the mandate.

This mandate is valid for a period of two years from the publication of the minutes of the extraordinary general meeting that approves the mandate.

This mandate is renewable.

Capital increases can be carried out via contribution in cash, contribution in kind or conversion of reserves, including profits carried forward and issue premiums as well as all of the equity components in the company’s individual IFRS financial statements which are convertible into capital, possibly with issuance of shares or other securities (of any existing kind), in accordance with the mandatory provisions set out in the applicable company law and the RREC Legislation, as amended from time to time. The board of directors can decide on capital increases below, above, or at the par value of the existing shares of the same kind.

Any issue premiums, as the case may be after deduction of an amount that does not exceed the cost of the capital increase in the meaning of the applicable IFRS rules, will be shown in one or more separate accounts under equity in the liabilities on the balance sheet and will thus be available for distribution. The board of directors is free to decide to place any issue premiums, as the case may be after deduction of an amount that does not exceed the cost of the capital increase in the meaning of the applicable IFRS rules, into an unavailable account, which cannot under any circumstances be reduced or abolished except by a resolution of the general meeting voting as for an amendment to the articles of association (except in the case of the conversion into capital by the board of directors).

The board of directors cannot only create or issue shares (of any existing kind), but also subscription rights (which may be attached to another security), convertible bonds, bonds repayable in shares, or other securities, while complying at all times with the mandatory provisions set out in the applicable company law and RREC Legislation, as amended from time to time.

Without prejudice to the application of mandatory provisions of the applicable company law and RREC Legislation, as amended from time to time, in this process the board of directors may limit or cancel preferential rights, even if this benefits one or more particular persons other than employees.

The board of directors has the power to amend the company’s articles of association in line with the capital increase(s) that was(were) realised within the context of the authorised capital.”

ARTICLE 9. NATURE OF THE SHARES

The company’s shares are registered or dematerialised, as chosen by the shareholder. Shareholders can at any time submit a written request for the conversion of registered shares to dematerialised shares and vice versa.

The registered shares are entered in the share register that is maintained at the company’s registered office. Ownership of the shares is evidenced only based on the entry in the company’s share register. A dematerialised share is represented by an entry, in the name of the owner or holder, in an account with an authorised account keeper or clearing institution. The number of dematerialised shares in circulation at any time is recorded in the register of shares under the name of the clearing institution.

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ARTICLE 10. SECURITIES

Provided that it takes into account the applicable RREC Legislation, the company may issue all securities that are not prohibited under the law, with the exception of profit-sharing certificates and similar securities.

ARTICLE 11. ACQUISITION, ACCEPTANCE AS PLEDGE AND RESALE OF OWN SECURITIES

1.  The company may, both itself and by persons acting in their own name but on behalf of the company, acquire, accept as pledge and resell its own shares and certificates that relate to these and subscribe for certificates after the issuance of the corresponding shares in accordance with the provisions of the applicable company law.

2. A. For a period of five (5) years after the extraordinary general meeting of [to be completed: date of the Extraordinary General Meeting] that approves this authorisation, the board of directors may acquire and accept as pledge shares of the company and certificates that relate to these and subscribe for certificates after the issuance of the corresponding shares, at a minimum price or countervalue per security which may not be lower than EUR 0.01 and a maximum price or countervalue per security that may not be higher than 125% of the closing price of the share on the trading day before the date of the announcement of (i) either the intention to acquire, accept in pledge or subscribe for, (ii) either the resolution to acquire, accept in pledge or subscribe for, or (iii) either the transaction, it being understood the company may not own more than 10% of the total number of shares issued or certificates that relate to these (counting each certificate in proportion to the number of shares to which it relates).

2.B. The board of directors is authorised to resell own shares and certificates that relate to these inter alia to one or more specific persons, who are not employees, at a minimum price or countervalue equal to 75% of the closing price on the trading day before the date of the (i) either announcement of the intention to acquire, accept in pledge or subscribe for, (ii) either the resolution to acquire, accept in pledge or subscribe for, or (iii) either the transaction.

The board of directors is authorized to transfer own shares or certificates relating thereto to the personnel.

3.  The authorisations under point 2. do not prejudice the option the board of directors has to acquire, accept as pledge or resell company shares or certificates that relate to them or to subscribe for certificates after the issuance of the corresponding shares, subject to the applicable legal requirements, if no statutory authorisation or authorisation by the general meeting is required.

4.   The authorisations mentioned under point 2. and the content of point 3. apply to the board of directors of the company, for direct and where necessary also indirect subsidiaries of the company, and where necessary also for any third party who acts in its own name but on behalf of these companies.

5.  The dividend rights attached to the shares, profit-sharing certificates or certificates relating thereto held by the company or by persons acting in their own name but on behalf of the company, or for which the company or persons acting in their own name but on behalf of the company hold the certificates issued with its cooperation, shall lapse. Unless otherwise decided by the general meeting, the time for the determination of the entitlement to a dividend and therefore the lapse of the dividend

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rights attached to those treasury shares shall be set at 23.59h Belgian time of the day prior to the so-called “ex-date”.

ARTICLE 12. CHANGE IN THE CAPITAL

Except for the possibility of using the authorised capital by decision of the board of directors, and on condition that the mandatory provisions contained in the applicable company law and RREC Legislation are taken into account, a decision to increase or reduce the subscribed capital can be made only by an extraordinary general meeting, before a civil-law notary.

12.1	Capital increase in cash

Where the capital is increased by a cash contribution and without prejudice to the application of the mandatory provisions of the applicable company law, the preferential right can be restricted or cancelled.

If, in that case, in terms of the mandatory provisions contained in the RREC Legislation, an irreducible allocation right must be granted to existing shareholders when new shares are issued, such an irreducible allocation right must at least comply with the following conditions:

1° It applies to all new securities issued;

2° It is granted to the shareholders in proportion to the share of capital that their shares represent at the time of the transaction;

3° A maximum share price shall be announced by no later than the evening prior to the opening of the public subscription period; and

4° In such cases, the public subscription period must be at least three trading days.

12.2	Capital increase in kind

When issuing securities against contributions in kind, the following conditions must be met without prejudice to the mandatory provisions contained in the applicable company law:

1.  The identity of the parties making the contribution must be stated in the board of directors’ special report with regard to the capital increase in kind, and also, where applicable, in the notice to convene the general meeting at which a decision is to be made on the contribution in kind;

2.   The issue price cannot be lower than the lower value of (a) a net value per share dating from no more than four months before the date of the contribution agreement or before the date of the deed of capital increase, as chosen by the company, and (b) the average closing price for the thirty calendar days preceding this same date;

3.   Unless the issue price as well as the methods used are determined by the working day after conclusion of the contribution agreement and are announced to the public with indication of the timeframe within which the capital increase will actually be complete, the capital increase deed shall be executed within no more than four months; and

4.    The report provided for under point 1 above must also explain the impact of the proposed contribution on the position of the earlier shareholders and more particularly on their share in the profits, in the net value per share and in the capital as well as the impact on voting rights.

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For the application of point 2 above, an amount may be deducted from the sum specified in clause 2(b) above, that is equal to the part of the undistributed gross dividend to which the new shares may not grant a right. The board of directors shall, where necessary, account for the dividend amount thus deducted specifically in its special report and explain the financial conditions of the transaction in its annual financial report.

The special rules for capital increase in kind explained under Article 12.2 do not apply to the contribution of a right to a dividend within the framework of the payment of an optional dividend, where this is open for payment to all shareholders.

12.3	Mergers, de-mergers and similar operations

The special rules for capital increase by contribution in kind explained under Article 12.2 apply mutatis mutandis to mergers, de-mergers and similar operations that the RREC Legislation refers to in this specific context.

In this case, the “date of the contribution agreement” refers to the date on which the merger or de-merger proposal was deposited.

ARTICLE 13. NOTICE OF MAJOR SHAREHOLDINGS

Pursuant to Article 18 of the Act of 2 May 2007 regarding the disclosure of major shareholdings in issuers of which the shares have been admitted for trading on a regulated market and for which certain provisions apply, in addition to the thresholds provided in law, the statutory thresholds of 3% and 7.5% apply additionally.

CHAPTER III – MANAGEMENT AND REPRESENTATION

ARTICLE 14. APPOINTMENT – DISMISSAL – VACANCY

The company is managed by a collegiate administrative body, called the board of directors, that comprises at least 3 members who are appointed by the general meeting in principle for a period of 4 years and who can be deposed any time. Where applicable, upon appointment, the Controlling Shareholder’s or shareholders’ (as defined below) binding right to appoint is observed.

When a director’s position becomes vacant, the remaining directors have the right to co-opt a new director. The mandate of the co-opted director must be ratified at the very next general meeting; upon ratification the co-opted director continues to fulfil the mandate of his or her predecessor, unless the general meeting decides otherwise. If not ratified, the co-opted director’s mandate ends after the general meeting, without affecting the regularity of the Board’s composition up to that moment. Where applicable, upon co-opting and confirmation of the co-opting, the binding right to appoint of the Controlling Shareholder (as defined below) is observed mutatis mutandis.

The board of directors must number at least three independent members as defined in Article 7:87 of the Code of companies and associations.

Unless the general meeting’s decision to appoint determines otherwise, the directors’ mandates continue until the ordinary general meeting in the financial year in which their mandate runs out in line with the decision to appoint.

Directors can be reappointed.

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Their remuneration may not be determined based on the tasks and transactions the company or its perimeter companies perform.

The directors are exclusively natural persons, who must meet the requirements regarding reliability and competence as provided for in the RREC Legislation and may not fall under the scope of the prohibitory provisions contained in the RREC Legislation. The appointment of directors is submitted to the FSMA for approval beforehand.

The board of directors may appoint one or more observers who may attend all or some board meetings, in line with conditions to be determined by the board of directors.

ARTICLE 15. BINDING RIGHT TO APPOINT

Notwithstanding the mandatory provisions in the applicable company law and notwithstanding the RREC Legislation, and subject to the conditions and terms of this article, every natural person, legal person or company (with or without legal personality) who individually and directly holds at least 7.5% of the company’s shares (a “Controlling Shareholder”), has the binding right to appoint one director at the annual meeting. A Controlling Shareholder has the right, subject to the terms and conditions contained in this article, to have one additional director appointed with his/her binding right to appoint for each block of 7.5% of the shares he or she owns individually and directly in the company.

The Controlling Shareholder informs the board of directors of his nomination no later than 75 calendar days prior to the date of the annual meeting. The board of directors may waive this period.

The Controlling Shareholder in question provides the board of directors with all necessary or useful information pertaining to the decision(s) to appoint in good time, also in view of the advance approval of the nominee(s) by the FSMA as required by the RREC Legislation and the involvement of the nomination committee.

A nominated candidate director can only be nominated (i) if the FSMA approved the nomination beforehand as required by the RREC Legislation, and (ii) if the nomination committee has not responded negatively to the nomination, and (iii) if the Controlling Shareholder in question has the required shareholding on the date of the annual meeting, and (iv) if, as a consequence of the nomination, the difference in (a) the number of directors of the male gender and (b) the number of directors of the female gender appointed in terms of the Controlling Shareholder’s binding right to appoint, will not become or remain greater than one, and (v) if as a consequence of the appointment, where necessary taking into account the nomination of candidate directors put forward by the board of directors, the composition of the board of directors continues or will continue to comply with the requirements in Article 7:86 of the Code of companies and associations, as amended from time to time.

The binding right to appoint applies (with the exception of the exclusionary exercisability of the binding right to appoint at the annual meeting) mutatis mutandis to co-opting and confirmation of co-opting for a vacant director’s position appointed in application of the binding right to appoint, on condition that the Controlling Shareholder in question still complies with the relevant conditions, in which case the remaining directors are obliged to co-opt and the general meeting is obliged to confirm the co-opting. The Controlling Shareholder in question informs the board of directors of his nomination in good time and provides it with all necessary or useful information pertaining to the decision to appoint,

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also in view of the advance approval of the nomination by the FSMA as required by the RREC Legislation and the involvement of the nomination committee.

If a Controlling Shareholder neglects to exercise his binding right to appoint (as a whole or for certain aspects), (i) it does not preclude the Controlling Shareholder from exercising his binding right to appoint in future as a whole, subject to the terms and conditions of this article, and (ii) this has no effect on the validity of the composition and decisions of the board of directors. The latter also applies for the period between notice of the nomination and inception of the nomination decision(s).

To be clear, it is specifically stated that if a Controlling Shareholder neglects to exercise his binding right to appoint (as a whole or for certain aspects) at a certain annual meeting, he cannot exercise his binding right to appoint before the following annual meeting again, subject to the terms and conditions set out in this article. Similarly, a Controlling Shareholder who holds one or more additional blocks of 7.5% of the shares in the company, cannot exercise his binding right to appoint before the next annual meeting, subject to the terms and conditions set out in this article.

As soon as a Controlling Shareholder no longer has the required shareholding, or for other reasons no longer has the right to exercise the binding right to appoint with regard to the number of directors that were appointed with application of the binding right to appoint based on the Controlling Shareholder’s nomination, the mandate of the director(s) in question will by operation of law end at the first subsequent annual meeting. The Controlling Shareholder shall inform the board of directors hereof immediately. In that case the mandate of the last director(s) (re)appointed with application of the binding right to appoint as nominated by the Controlling Shareholder in question, will end first.

Transitional arrangement: by way of exception to the rule that (subject to the rule regarding co-opting and confirmation of co-opting) the binding right to appoint can only be exercised at an annual meeting, a (future) Controlling Shareholder (subject to the completion of the cross-border merger approved by the extraordinary general meeting, which also approves this amendment to the articles of association (the Cross-Border Merger) and provided that, on the effective date, it individually and directly holds at least 7.5% of the shares in the Company), subject to the other terms and conditions contained in this article (taking into account the shareholding on the effective date of the Cross-Border Merger), may exercise its binding right to appoint at the general meeting that adopts the decision to implement/amend this article (it being understood that the appointment shall take effect as from the Effective Date of the Cross-Border Merger).

ARTICLE 16. CHAIRMANSHIP – FUNCTIONING

The board of directors meets after receiving a notice to convene at the place indicated in this notice, as often as is necessary in the interests of the company. A meeting must be convened as soon as two directors request it.

The board of directors elects its chairperson from its members and may appoint a vice-chairperson. The meetings are chaired by the chairperson, or, if he or she is absent, by the vice-chairperson and if he or she is absent, by the longest serving director and, if there is equal seniority, by the director who is older.

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Deliberations and decisions of the board of directors are only valid if the majority of the members are present or represented.

The notice to convene is sent out by letter, fax, e-mail or any other means of communication.

Any director who is unable to attend or is absent can nominate another member of the board by letter, fax, e-mail or any other means of communication to represent him or her at a specific meeting and to legally vote on his or her behalf. The person giving the proxy is considered to be present in that case. A director may represent a number of colleagues and may, in addition to his or her own vote, cast as many votes as he or she has proxies for.

Each member of the board of directors may participate in the board of directors’ deliberations and decisions by means of any form of telecommunication or videography, so that meetings can be facilitated between participants who are geographically separated to enable them to communicate simultaneously.

Each director who attends or is represented at a meeting of the board is considered to have been regularly convoked.

Decisions are made by a simple majority of votes.

The decisions made by the board of directors are minuted and the minutes are incorporated in a specially designated register, which is maintained at the company’s registered office. The proxies are attached to the minutes.

The minutes of the meetings held by the board of directors are signed by the chairperson and the members of the board of directors who request to do so. Copies for third parties are signed by two directors or by one or more directors who have been delegated to manage day to day operations.

Decisions by the board of directors can be made upon unanimous written agreement from the directors.

ARTICLE 17. POWERS

The board of directors is authorised to carry out all activities which are necessary or useful for achieving the object of the company, with the exception of those activities for which only the general meeting is legally competent.

The board of directors appoints experts in line with the RREC Legislation and where applicable submits each change to the list of experts that is incorporated in the file that was added to the application to be approved as an RREC.

The board of directors can delegate the day to day management of the company, as well as representation of the company with regard to such management, to one or more people who act alone, jointly or as collegiate body.

ARTICLE 18. EFFECTIVE LEADERSHIP

The effective leadership of the company is delegated to at least two natural persons.

The directors who are tasked with the effective leadership must meet the requirements regarding reliability and competence as provided for in the RREC Legislation and may not fall under the scope of the prohibitory provisions contained in the RREC Legislation.

The nominations of the effective leaders are submitted for approval to the FSMA beforehand.

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ARTICLE 19. ADVISORY COMMITTEES

In accordance with the applicable company law the board of directors may set up within it and under its responsibility one or more advisory committees, such as, for example, an audit committee, an nomination committee and a remuneration committee. An audit committee and a remuneration committee must always be set up.

The board of directors determines the composition and the powers of these committees, taking account of the applicable regulations.

ARTICLE 20. INTERNAL RULES

The board of directors may issue a set of internal rules.

ARTICLE 21. EXTERNAL POWERS OF REPRESENTATION

The board of directors acting as a collegial body represents the company in all activities within and outside of law. The company is legally represented by two directors acting together in all activities within and outside of law.

Within the framework of the day to day management of the company, the company is legally represented in all activities within and outside of law by the individual acts of those who have been tasked with the day to day management.

ARTICLE 22. SPECIAL POWERS OF ATTORNEY

The board of directors can appoint proxyholders for the company. Only special and limited powers for particular or a series of particular legal activities are permitted. The proxy holders represent the company within the limits of the powers granted to them, without prejudice to the responsibility of the board of directors in the case of excessive power.

CHAPTER IV - CONTROL

ARTICLE 23. CONTROL

One or more auditors are charged with the control of the company.

CHAPTER V – GENERAL MEETING

ARTICLE 24. THE GENERAL MEETING

The general meeting is held in Meise or at the address indicated in the notice to convene the meeting. The annual meeting is held every year on the last Wednesday of the month of April at ten o’clock or, if this day is a public holiday, on the preceding working day at the same time.

ARTICLE 25. CONVENING THE MEETING

The board of directors and any auditor can convene both a(n) (annual) general meeting and a special or extraordinary general meeting. They must convene the annual meeting on the day determined in the articles of association. The board of directors and auditor are obliged to convene a special or

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extraordinary meeting whenever one or more shareholders, individually or jointly representing one tenth of the capital request this, to discuss at least the agenda points put forward by those shareholders. This request is sent by registered letter to the registered office of the company and must accurately describe the subjects to be discussed and voted on by the general meeting. The request must be addressed to the board of directors and the auditor, who are obliged to convene a meeting within three weeks of receipt of the request. In the notice to convene, the board of directors and the auditor may propose additional and/or alternative points for the agenda or proposed resolutions to add to the agenda points put forward by the shareholders.

The notice to convene a general meeting states the agenda and the proposed resolutions.

The general meeting is convened in accordance with the conditions laid down in the applicable company law.

ARTICLE 26. ADMISSION TO THE GENERAL MEETING

A shareholder may participate in the general meeting and exercise his voting right only if the following criteria are met:

(1)	A shareholder may participate in the general meeting and exercise his voting right only if he has registered his registered shares for accounting purposes on the registration date, either by entering them in the company’s register of registered shares, or in the accounts of an authorised account keeper or clearing institution, irrespective of the number of shares held by the shareholder on the day of the general meeting. The registration date is midnight on the fourteenth day before the general meeting (Belgian time).
(2)	Holders of dematerialised shares wishing to participate in the meeting must submit a certificate issued by their authorised account keeper or the clearance institution which shows how many dematerialised shares in the shareholder’s name were registered in its accounts on the registration date, for which the shareholder has declared that he wishes to participate in the general meeting. This deposit must take place by no later than the sixth day before the date of the general meeting, in accordance with the applicable statutory conditions.

Holders of registered shares wishing to participate in the meeting must notify the company in accordance with statutory conditions of their intention to participate in the meeting by no later than the sixth day before the date of the general meeting.

(3)	The board of directors will keep a record of each shareholder who has given notice of his intention to participate in the general meeting, including his name, address or registered office, the number of shares held on the registration date and for which he has declared that he wishes to participate in the general meeting, and also the description of the documents proving that he held these shares on the registration date.

ARTICLE 27. CONDITIONS FOR PARTICIPATING IN AND VOTING AT THE MEETING

1.   Shareholders without a right to vote, holders of subscription rights and convertible bond holders have a right to participate in the general meeting in an advisory capacity. In cases provided for by law the shareholders of shares without a right to vote have an ordinary voting right.

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Transitional arrangement: the holders of non-convertible bonds that were issued before the date on which the Code of companies and associations became applicable to the company have the right to participate in the general meeting in an advisory capacity. In that case Article 27 applies mutatis mutandis.

2.  Without prejudice to the rules on legal representation and in particular the mutual representation of married partners, every shareholder may be represented by a proxy-holder at the meeting, who may or may not be a shareholder, in accordance with the relevant provisions of the company law.

A shareholder of the company may designate only one person as proxy-holder for a particular general meeting. This rule may be waived only in accordance with the relevant company law.

A person who acts as a proxy-holder may hold a proxy for more than one shareholder. If a proxy-holder holds a proxy for several shareholders, he can vote in a different way on behalf of one shareholder than he does on behalf of another.

Without prejudice to the possibility of deviating from the instructions under certain conditions, provided for in the company law, the proxy-holder casts his vote in accordance with any instructions that may have been given by the appointing shareholder. The proxy-holder must keep a record of the voting instructions for at least one year and confirm, at the request of the shareholder, that he has complied with the voting instructions.

In the event of a potential conflict of interest as specified in the applicable company law between the shareholder and the proxy-holder he has appointed, the proxy-holder must disclose the specific facts that are relevant for the shareholder in assessing the risk that the proxy-holder will pursue an interest other than that of the shareholder. Furthermore, the proxy-holder may vote on behalf of the shareholder only on condition that he has been given specific instructions for each item on the agenda.

3.  The shareholders may vote by correspondence before the general meeting using a form drawn up and made available by the company provided the board of directors has given permission for this in its notice to convene.

4.   Appointment of a proxy-holder by a shareholder and the form for a vote by correspondence are signed by the shareholder manually or electronically within the meaning of Article 3.10 of Regulation (EU) no. 910/2014 of the European Parliament and the Council of 23 July 2014 regarding electronic identification and trust services for electronic transactions in the internal market and repealing Directive 1999/93/EC or a qualified electronic signature within the meaning of Article 3.12 of the same Regulation. The company is informed hereof via the company’s e-mail address or the specific e-mail address stated in the notice to convene for the general meeting.

The company must receive the proxies and voting forms on the sixth day before the date of the meeting at the latest.

ARTICLE 28. CHAIRMANSHIP – OFFICE

Every general meeting is chaired by the chairperson of the board of directors (or another director if the chairperson is unable to attend). The chairperson of the board of directors (or another director if the chairperson is unable to attend) appoints a secretary and vote-counter who does not have to be a shareholder. These two functions may be carried out by one person. The chairperson (or another

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director if the chairperson is unable to attend), the secretary and the vote-counter together constitute the office.

ARTICLE 29. COURSE OF THE MEETING

1.  Deliberation and voting take place under the leadership of the chairperson and in accordance with the customary rules and due process of meetings. The members of the board of directors reply to questions regarding points on the agenda posed by shareholders, holders of convertible bonds or registered subscription rights, or of registered certificates that were issued with involvement from the company, before or during the meeting, verbally or in writing. Members of the board of directors may, in the interest of the company, refuse to answer questions if the sharing of certain details or facts could harm the company or is in conflict with the non-disclosure undertakings entered into by them or the company.

The auditors reply to questions regarding points on the agenda on which they will issue reports posed by shareholders, holders of convertible bonds or registered subscription rights, or of registered certificates that were issued with involvement from the company, before or during the meeting, verbally or in writing. The auditors may, in the interest of the company, refuse to answer questions if the sharing of certain details or facts could harm the company or is in conflict with their professional secrecy or non-disclosure undertakings entered into by the company. They have the right to speak at the general meeting in connection with the discharge of their duties.

Where various questions deal with the same subject, the members of the board of directors and the auditors may give one answer. As soon as the convening notice has been published, the shareholders may submit the abovementioned questions in writing, in accordance with the relevant statutory provisions and conditions.

2.   During an annual meeting, the board of directors has the right to postpone the decision on the approval of the annual accounts for five weeks. This postponement does not affect the other decisions taken, unless the general meeting decides otherwise in this respect. The subsequent meeting has the right to finally adopt the annual accounts.

The board of directors also has the right to postpone any other general meeting or any other item on the agenda of the annual general meeting by five weeks during the meeting, unless this meeting was convened at the request of one or more shareholders jointly representing at least one-tenth of the capital or by the auditor(s).

3.  The general meeting can only deliberate or vote with legal force on items included in the published agenda or implicitly contained therein. It can only deliberate on items not included in the agenda at a meeting where all the shares are present and a resolution to do so is passed unanimously. The required agreement is final if no opposition has been noted in the minutes of the meeting. In addition to the items placed on it, the agenda must contain the proposals for resolution.

The foregoing does not affect the possibility for one or more shareholders who jointly hold at least 3% of the share capital, subject to compliance with the applicable statutory provisions and conditions, to add items to the agenda of the general meeting and file resolution proposals relating to subjects already on, or to be added to, the agenda. This does not apply if a general meeting was convened by a new convening notice because the required quorum was not present at the first meeting that was

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convened. The company must receive these requests no later than the twenty-second day before the date of the general meeting.

The items and associated resolution proposals which may be added to the agenda must be published in accordance with the conditions laid down in the applicable company law. If the company has already been notified of a proxy before the publication of a revised agenda, the proxy-holder must observe the relevant provisions of the applicable company law.

The items and resolution proposals added to the agenda in accordance with the previous paragraph are discussed only if all of the relevant provisions of the company law have been fulfilled.

ARTICLE 30. VOTING RIGHT

1.	Each share gives the right to one vote.

2.   If more than one person has rights in rem to the same share, the company may suspend the exercising of the associated rights until a single person has been appointed as shareholder in regard to the company.

3.  If a share belongs to a bare owner or owners and usufructuary or usufructuaries, all associated rights including any voting rights are exercised by the usufructuary or usufructuaries, unless there is a stipulation to the contrary in a will or contract. In the latter case the bare owner or owners and the usufructuary or usufructuaries must inform the company in writing of this arrangement.

ARTICLE 31. DECISION-MAKING

1.  The deliberations and voting of the ordinary and special general meetings are valid, irrespective of the number of shares present or represented. Decisions are made by a simple majority of votes. Abstentions or blank votes and invalid votes are ignored when calculating the majority, both as a numerator and denominator. If the votes are tied the proposal is rejected.

2.   The extraordinary general meetings must be held before a civil-law notary who draws up an authentic official record of it. The general meeting can legally deliberate and vote on amending the articles of association only if the persons participating in the meeting represent at least half of the share capital. If the above quorum is not met, a new meeting must be convened in accordance with the applicable company law; the second meeting deliberates and votes validly, irrespective of the proportion of the capital that is present or represented.

Any changes to the articles of association are then only adopted if they were approved by the FSMA beforehand, as required by the RREC Legislation, and when they received three fourths of the votes associated with the shares present or represented (or if any other specific lower or higher majority prescribed by the applicable company law was achieved). When calculating the required majority the votes of those who abstained, the blank votes and the invalid votes are ignored, both as a numerator and denominator.

3.  The minutes of a general meeting are signed by the members of the office and by the shareholders who ask to do so. Copies for third parties are signed by two directors or by one or more directors who are tasked with day to day management.

ARTICLE 32. FINANCIAL YEAR – ANNUAL ACCOUNTS – ANNUAL REPORT

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The financial year of the company starts on the first of January and ends on the thirty-first of December of every year. The books and records are closed at the end of every financial year and the board of directors draws up the inventory and annual accounts and the other activities required under the applicable company law and RREC Legislation are complied with.

The board of directors also draws up an annual report in which it accounts for its policy. This annual report furthermore contains a statement on good governance, which forms a specific part of it. This statement on good governance also contains the remuneration report which forms a specific part of it.

After approving the annual accounts the general meeting votes in a separate vote on the discharge to be granted to the board of directors and the auditor.

In accordance with the relevant provisions of the law, the separate and consolidated financial statements of the company shall be deposited with the National Bank of Belgium.

The annual and six-monthly financial reports, the annual and six-monthly accounts and the report of the auditor as well as the articles of association of the company can also be obtained from the company’s registered office and can be consulted, for information purposes, on the company’s website.

ARTICLE 33. APPROPRIATION OF THE PROFITS

The company appropriates its profits in accordance with Article 13 of the RREC Royal Decree.

ARTICLE 34. INTERIM DIVIDEND

The board of directors is authorised to pay out interim dividends, provided it adheres to applicable statutory provisions.

ARTICLE 35. GENERAL MEETING OF BOND HOLDERS

The provisions contained in this article only apply to bonds in so far as the conditions of issuance do not deviate from it.

The board of directors and the auditor(s) of the company can call the bond holders, if any, to attend a general meeting of bond holders, which will have the powers provided for in company law.

They must convene the general meeting if requested to do so by bond holders who represent one-fifth of the securities in circulation and must include at least the agenda points proposed by the bond holders.

The notice to convene must contain the agenda and must be drawn up in line with applicable company law. For admission to the general meeting of bond holders the bond holders must complete the formalities provided for in the company law, and any formalities provided for in the conditions of issuance of the bonds or in the convening notice.

The general meeting of bond holders must be conducted in accordance with applicable company law.

CHAPTER VI – DISSOLUTION – LIQUIDATION

ARTICLE 36. APPOINTMENT OF LIQUIDATORS

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The company may be dissolved at any time based on a decision by the general meeting, which must deliberate in the manner required by law, or is dissolved in cases dictated by law.

In the case of dissolution with liquidation one or more liquidators are appointed by the general meeting.

ARTICLE 37. DISSOLUTION

The surplus after liquidation is divided amongst the shareholders in proportion to their rights.

CHAPTER VII – CHOICE OF DOMICILE – APPLICABLE LAW

ARTICLE 38. CHOICE OF DOMICILE

The directors, day to day managers and the liquidators whose place of domicile is unknown are deemed to choose domicile at the registered office of the company, where all summonses, served documents and communications regarding the affairs of the company can be sent to them.

ARTICLE 39. LEGAL COMPETENCE

Unless the company expressly decides otherwise the courts in the area of the registered office of the company are exclusively competent to hear all disputes between the company, its directors, its day to day managers, holders of securities and liquidators, regarding the affairs of the company and the execution of these articles of association.

ARTICLE 40. COMMON LAW

The parties declare to fully comply with the applicable company law and RREC Legislation. Consequently the provisions of these articles which may contain unlawful deviations from the decisions of the aforementioned laws are deemed not to be included in these articles of association, and the clauses in conflict with the mandatory provisions of these laws are deemed not to have been written.

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